SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐      Soliciting Material Pursuant Section 240.14a-12
FREIGHTCAR AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

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FREIGHTCAR AMERICA, INC.
Two North Riverside Plaza, Suite 1250
Chicago, Illinois 60606
April 8, 2009
Dear FreightCar America Stockholder:
     You are cordially invited to attend the annual meeting of stockholders of FreightCar America, Inc. to be held at 10:00 a.m. (local time) on Wednesday, May 13, 2009 at the University Club of Chicago, 76 East Monroe Street, Chicago, Illinois 60603.
     The purpose of the meeting is to consider and vote upon proposals to (i) elect three directors who have been nominated for election as Class I directors to three-year terms, (ii) ratify the appointment of our independent registered public accounting firm for 2009 and (iii) transact such other business as may properly come before the meeting.
     Whether or not you plan to attend the meeting and regardless of the number of shares you own, it is important that your shares be represented at the meeting. After reading the enclosed proxy statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented.
     The board of directors and management appreciate your continued confidence in FreightCar America and look forward to seeing you at the annual meeting.

Sincerely,
/s/ Thomas M. Fitzpatrick
THOMAS M. FITZPATRICK
Chairman of the Board

FREIGHTCAR AMERICA, INC.
Two North Riverside Plaza, Suite 1250
Chicago, Illinois 60606
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 13, 2009
April 8, 2009
Dear FreightCar America Stockholder:
     We are notifying you that the annual meeting of stockholders of FreightCar America, Inc. will be held at 10:00 a.m. (local time) on Wednesday, May 13, 2009 at the University Club of Chicago, 76 East Monroe Street, Chicago, Illinois 60603, for the following purposes:
1.	To elect three directors as Class I directors, each for a term of three years.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009.

3.	To transact other business properly coming before the meeting.
     Each of these matters is described in further detail in the enclosed proxy statement. We also have enclosed a copy of our 2008 Annual Report. We are initially mailing this notice of annual meeting, the proxy statement and the enclosed proxy card to our stockholders on or about April 8, 2009.
     Only stockholders of record at the close of business on March 31, 2009 are entitled to vote at the meeting and any postponements or adjournments of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.
     Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it in the envelope provided as promptly as possible. You can withdraw your proxy at any time before it is voted.

By order of the Board of Directors,
/s/ Laurence M. Trusdell
LAURENCE M. TRUSDELL
General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2009:
Our Proxy Statement and Annual Report on Form 10-K for the year ended
December 31, 2008 are available at
www.railproxy.info

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FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE REPORT	38
Fees Billed by Independent Registered Public Accounting Firm	38
Report of the Audit Committee	39

2010 ANNUAL MEETING OF STOCKHOLDERS	40

“HOUSEHOLDING” OF PROXY MATERIALS	40

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FREIGHTCAR AMERICA, INC.
Two North Riverside Plaza, Suite 1250
Chicago, Illinois 60606

PROXY STATEMENT

     The board of directors of FreightCar America, Inc. is asking for your proxy for use at the annual meeting of our stockholders to be held at 10:00 a.m. (local time) on Wednesday, May 13, 2009 at the University Club of Chicago, 76 East Monroe Street, Chicago, Illinois 60603, and at any postponements or adjournments of the meeting. We are initially mailing this proxy statement and the enclosed proxy card to our stockholders on or about April 8, 2009.
ABOUT THE MEETING
What is the purpose of the annual meeting?
     At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting, including (i) the election of three directors who have been nominated for election as Class I directors to three-year terms, (ii) the ratification of the appointment of our independent registered public accounting firm and (iii) any other business properly coming before the meeting.
What are our voting recommendations?
     Our board of directors recommends that you vote your shares “FOR ALL,” with respect to the election of each of the nominees named below under “Proposal 1 — Election of Class I Directors,” and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm discussed below under “Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm.”
Who is entitled to vote?
     Only stockholders of record at the close of business on the record date, March 31, 2009, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on the record date at the meeting and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote, without cumulation, on each matter to be voted on.
What constitutes a quorum?
     If a majority of the shares outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting permitting the conduct of business at the meeting. As of the record date, we had 11,920,496 shares of common stock outstanding and entitled to vote. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present for purposes of determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.

How do I vote?
     You may vote in person at the annual meeting or you may vote by proxy. You may vote by proxy by completing, signing, dating and mailing or faxing the enclosed proxy card. If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted:
•	“FOR ALL” with respect to the election of the three nominees named below under “Proposal 1 — Election of Class I Directors” to three-year terms; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009 discussed below under “Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm.”
Can I revoke my proxy or change my vote after I return my proxy card?
     Yes. Even after you have submitted your proxy, you may revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or you vote in person at the meeting.
What vote is required to approve each matter that comes before the meeting?
     Director nominees must receive the affirmative vote of a plurality of the votes cast at the meeting in person or by proxy by stockholders entitled to vote thereon, meaning that the three nominees for Class I director with the most votes will be elected. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting in person or by proxy. Broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval. Abstentions will have the effect of a vote against the ratification of the appointment of our independent registered public accounting firm but will not be taken into account in determining the outcome of the election of directors. However, each of our directors and director candidates has offered a contingent resignation that may be accepted by the board of directors in its discretion if a majority of the votes are not cast “FOR” such director in an uncontested election.
What happens if additional proposals are presented at the meeting?
     If you vote by proxy, your proxy grants the persons named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.
Who will bear the costs of soliciting votes for the meeting?
     Certain directors, officers and employees, who will not receive any additional compensation for such activities, may solicit proxies by personal interview, mail, telephone or electronic communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. We will bear all costs of solicitation, including a base fee of $7,500 and reasonable out-of-pocket expenses to be paid to the proxy solicitation firm of Georgeson Inc.
PROPOSALS TO BE VOTED ON
Proposal 1 — Election of Class I Directors
     Our certificate of incorporation provides for a classified board of directors consisting of three classes of the same or nearly the same number of directors. The number of members of our board of directors is currently fixed at seven directors. The term of office of each current Class I director is scheduled to expire at our annual meeting of stockholders to be held this year. Currently, three of our directors, James D. Cirar, S. Carl Soderstrom, Jr., and Robert N. Tidball, are Class I directors. At the recommendation of our nominating and corporate governance committee, our board of directors has determined to nominate Messrs. Cirar, Soderstrom and Tidball for election to three-year terms as Class I directors at our annual meeting this year.
     Each nominee elected by our stockholders as a Class I director at our annual meeting this year will be elected to a term to expire at the annual meeting of stockholders in 2012.
     Information about the director nominees, the continuing directors and our board of directors is contained in the section of this proxy statement entitled “Board of Directors—Board Structure and Composition.”
     In the event a nominee is not available to serve for any reason when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted for any substitute nominee. Our board of directors has no reason to believe that any of the nominees will not be a candidate or, if elected, will be unable or unwilling to serve as a director.
     Our board of directors recommends that you vote “FOR ALL” with respect to the election of James D. Cirar, S. Carl Soderstrom, Jr., and Robert N. Tidball as Class I directors.
Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm
     Deloitte & Touche LLP audited our financial statements for our fiscal year ended December 31, 2008, and has been selected by the audit committee of our board of directors to audit our financial statements for the fiscal year ending December 31, 2009. A representative of Deloitte & Touche LLP is expected to attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
     Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, we are submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, our audit committee will review its future selection of independent registered public accounting firms. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.
     For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered with respect to fiscal years 2008 and 2007, see the section of this proxy statement entitled “Fees of Independent Registered Public Accounting Firm and Audit Committee Report—Fees Billed by Independent Registered Public Accounting Firm.”
     Our board of directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.
BOARD OF DIRECTORS
Board Structure and Composition
     Our certificate of incorporation provides for a classified board of directors consisting of three classes of the same or nearly the same number of directors. The number of members of our board of directors is currently fixed at seven directors:
•	James D. Cirar, S. Carl Soderstrom, Jr., and Robert N. Tidball serve in Class I. Their terms will expire on the date of the upcoming annual meeting of stockholders to be held on May 13, 2009.

•	William D. Gehl and Christian B. Ragot serve in Class II. Their terms will expire on the date of the annual meeting of stockholders to be held in 2010.

•	Thomas M. Fitzpatrick and Thomas A. Madden serve in Class III. Their terms will expire on the date of the annual meeting of stockholders to be held in 2011.
     Upon the expiration of the term of each class of directors, directors of that class generally may be re-elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. A director elected by the board of directors is designated upon his or her election as a Class I, Class II or Class III director, and serves a term that expires at the next annual meeting of stockholders after such director’s election. A director elected by the stockholders at an annual meeting of stockholders to succeed a director elected during the preceding year by the board of directors joins the same class as the replacement director whom he or she succeeds and serves a term that expires at the next annual meeting of stockholders at which the terms of the other directors of that director’s class are or would be scheduled to expire. Each of our directors has signed a contingent resignation letter providing that if a majority of the votes of the shares in an uncontested election in which such director is a nominee are designated to be “withheld” from, or are voted “against,” the director’s election, and the board of directors accepts the contingent resignation letter following such election, the director’s resignation will be effective upon the board’s acceptance of the resignation.
     Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our certificate of incorporation also provides that our board of directors may fill any vacancy created by the resignation of a director or an increase in the size of the board of directors.
Nominees for election at this meeting for terms expiring in 2012:
     James D. Cirar, 62, has served as a director since June 1999 and is the chairman of our strategy and growth committee. Mr. Cirar is a private investor. He was a director of Transportation Technologies Industries, Inc. (“TTII”) and President and CEO of TTII’s foundry group from January 2000 until the company was acquired by Accuride Corporation in 2005. Mr. Cirar was Chairman of two of our subsidiaries, Johnstown America Corporation and Freight Car Services, Inc., from September 1998 to June 1999. From September 1995 to August 1998, he was the President and CEO of Johnstown America Corporation.
     S. Carl Soderstrom, Jr., 55, has served as a director since April 2005 and is the chairman of our audit committee. Mr. Soderstrom was employed by ArvinMeritor, Inc. and its predecessor companies from 1986 to 2004 and served as Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc. from July 2001 to December 2004. Mr. Soderstrom is a member of the board of directors of Lydall, Inc.
     Robert N. Tidball, 70, has served as a director since April 2005 and is the chairman of our nominating and corporate governance committee. From 1989 to January 2001, Mr. Tidball was the President, CEO and a director of PLM International, Inc.
Directors whose terms continue until 2010:
     William D. Gehl, 62, has served as a director since May 2007. He has served as Chairman and Chief Executive Officer of Gehl Company since April 2003. Prior to that time, he served as President and Chief Executive Officer of Gehl Company since November 1992 and as Chairman of Gehl Company since April 1996. Mr. Gehl is a member of the boards of directors of Gehl Company, ASTEC Industries, Inc., Mason Wells, Inc., The Oilgear Company and Westbury Bank.
     Christian B. Ragot, 51, has served as a director since January 29, 2007 and as our President and Chief Executive Officer since April 30, 2007. He served as our Chief Operating Officer from January 29 to April 30, 2007. Mr. Ragot was President of Terex Utilities and Roadbuilding at Terex Corporation from 2004 to 2007. Previously, Mr. Ragot held various senior executive leadership positions, including President of Terex Utilities,

President of American Crane, Senior Vice-President, Sales and Aftermarket Services, and other senior-level positions, at Terex Corporation. Prior to joining Terex Corporation in 1999, Mr. Ragot was Vice President and General Manager of the Air Compressor Group, Europe of Ingersoll-Rand Company, and held various other managerial and senior-level positions during his 15 years at Ingersoll-Rand Company. He is also a member of the board of directors of Columbus McKinnon Corporation.
Directors whose terms continue until 2011:
     Thomas M. Fitzpatrick, 56, has served as a director since December 2005 and as the Chairman of the Board of Directors since March 2007. Mr. Fitzpatrick is the managing partner of Sharp & Fitzpatrick LLP, the predecessor of which he founded in 1987. Mr. Fitzpatrick has also served as the managing director of Harper Laboratories LLC since 2005. Between 1986 and 2004, Mr. Fitzpatrick was the managing partner of 2200 Ventures LLC and its predecessors.
     Thomas A. Madden, 55, has served as a director since December 2005 and is the chairman of our compensation committee. Mr. Madden served as the Executive Vice President and Chief Financial Officer of Ingram Micro Inc. from July 2001 to April 2005. From October 1997 to July 2001, Mr. Madden served as the Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc. Mr. Madden is a member of the boards of directors of Champion Enterprises, Inc., Mindspeed Technologies, Inc. and Intcomex, Inc.
Independent Directors
     The board of directors has determined that six of our seven current directors, Messrs. Cirar, Fitzpatrick, Gehl, Madden, Soderstrom and Tidball, are “independent directors” as defined in Rule 4200 of the Nasdaq Marketplace Rules and as defined in applicable rules by the Securities and Exchange Commission (the “SEC”). Rule 4350 of the Nasdaq Marketplace Rules requires that a majority of our board of directors be composed of independent directors and that certain of our committees be composed solely of independent directors.
     Our independent directors hold meetings in executive session, at which only independent directors are present. Stockholders and third parties may communicate directly with our independent directors by writing to our independent directors at FreightCar America, Inc., Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606, Attention: Chairman of the Board of Directors.
Director Attendance at Annual Meetings
     Directors are encouraged to attend all annual and special meetings of our stockholders. During 2008, the board of directors held 11 meetings. Each of our directors attended at least 75% of all the meetings of the board and those committees on which he served during 2008. All of our directors attended the 2008 annual meeting of stockholders.
Committees of the Board of Directors
     Our board of directors has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a strategy and growth committee. Stockholders and third parties may communicate with our board of directors by writing to our board of directors at FreightCar America, Inc., Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606, Attention: Chairman of the Board of Directors.
     Audit Committee. Our audit committee consists of Messrs. Gehl, Madden, Soderstrom and Tidball. Mr. Soderstrom serves as the chairman. The audit committee oversees our financial reporting processes and reviews and recommends to the board internal accounting and financial controls, accounting principles and auditing practices to be employed in the preparation and review of our financial statements. The audit committee makes recommendations to the board concerning the engagement of independent registered public accountants to audit our annual financial statements and the scope of and plans for the audit to be undertaken by such accountants. The audit committee pre-approves the audit services and permissible non-audit services to be performed by such accountants and may take appropriate actions to ensure the independence of such accountants. The audit committee is also responsible for approving related-party transactions. Our board of directors has determined that Messrs. Gehl, Madden, Soderstrom and Tidball meet the independence requirements under the Sarbanes-Oxley Act of 2002, the rules of the Nasdaq Global Market (“Nasdaq”) and the rules and regulations of the SEC. Each of Messrs. Gehl, Madden, Soderstrom and Tidball has been determined to be an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and each is “independent” as defined in the applicable listing standards for audit committee members.
     The audit committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The audit committee has established and regularly monitors procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters. The audit committee met 13 times during 2008.
     Compensation Committee. Our compensation committee consists of Messrs. Gehl, Madden and Tidball. Mr. Madden serves as the chairman. The purpose of our compensation committee is to: (a) oversee our compensation and employee benefit plans and practices; (b) produce annually a report on executive compensation for inclusion in our proxy statement, in accordance with all applicable rules and regulations; and (c) oversee regular succession planning and professional development for the Chief Executive Officer and other senior executive officers. Our board of directors has determined that Messrs. Gehl, Madden and Tidball meet the independence requirements under the Sarbanes-Oxley Act of 2002, the rules of Nasdaq and the rules and regulations of the SEC. In addition, each of Messrs. Gehl, Madden and Tidball is an “outside director,” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     The compensation committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The compensation committee met 11 times and took action by written consent once during 2008.
     Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Messrs. Fitzpatrick, Soderstrom and Tidball. Mr. Tidball serves as the chairman. The purpose of our nominating and corporate governance committee is to: (a) identify individuals qualified to become board members, consistent with criteria approved by the board; (b) recommend to the board nominees for the board; (c) recommend to the board nominees for each committee of the board; (d) recommend to the board and review annually the Corporate Governance Guidelines and the Code of Business Conduct and Ethics; (e) review annually the independence qualifications of the board members and nominees; (f) oversee our directors’ and officers’ liability insurance program, including selection, scope and administration; and (g) review potential conflicts of interest and violations of the Code of Business Conduct and Ethics. Our board of directors has determined that Messrs. Fitzpatrick, Soderstrom and Tidball meet the independence requirements under the Sarbanes-Oxley Act of 2002, the rules of Nasdaq and the rules and regulations of the SEC.
     The nominating and corporate governance committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The nominating and corporate governance committee met five times during 2008.
     Strategy and Growth Committee. Our strategy and growth committee consists of Messrs. Cirar, Ragot and Tidball. Mr. Cirar serves as the chairman. The strategy and growth committee provides guidance to management in its development of our corporate strategy and provides recommendations to the board of directors with respect to its review and approval of the corporate strategy.
     The strategy and growth committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The strategy and growth committee met five times during 2008.

Code of Business Conduct and Ethics
     We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer. A copy of the Code of Business Conduct and Ethics is available on our website, www.freightcaramerica.com.
     We intend to disclose any amendments to or waivers from our Code of Business Conduct and Ethics applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions on our website at www.freightcaramerica.com.
Criteria for Nominating Directors
     The nominating and corporate governance committee of our board of directors considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the board of directors with respect to such candidates. The nominating and corporate governance committee considers all relevant qualifications of candidates for board membership, including factors such as industry knowledge and experience, international, public company, academic or regulatory experience, financial expertise, diversity, current employment and other board memberships, and whether the candidate will be independent under the listing standards of Nasdaq. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee will also review each director’s overall service to us during his or her term and any relationships and transactions that might impair such director’s independence.
     In 2008, the nominating and corporate governance committee paid a fee to a third party to assist in the process of identifying or evaluating potential director candidates. The third party’s services included research to identify potential candidates and collection of biographical information about potential candidates. In the future, we may pay a fee to a third party to identify or evaluate potential director nominees if the need arises.
     Our by-laws provide that nominations for the election of directors at our annual meeting may be made by our board of directors or any stockholder entitled to vote for the election of directors generally who complies with the procedures set forth in the by-laws and who is a stockholder of record at the time notice is delivered to us. Any stockholder entitled to vote in the election of directors generally may nominate a person for election to the board of directors at our annual meeting only if timely notice of such stockholder’s intent to make such nomination has been given in writing to our Secretary at our offices at Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606. Any recommendations received from stockholders will be evaluated by the nominating and corporate governance committee in the same manner that potential director nominees suggested by board members, management or other parties are evaluated.
     To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting; provided, however, that in the event less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.
     We have not received director candidate recommendations from any of our stockholders for the annual meeting of stockholders to be held on May 13, 2009.
Director Compensation
     We currently compensate each of our independent directors with an annual retainer of $30,000 and an annual restricted stock award of $45,000. In addition, the non-executive Chairman of the Board of Directors receives annual compensation of $65,000, the chairman of the audit committee receives annual compensation of $15,000 and the chairman of any other committee receives annual compensation of $5,000. Also, independent directors are paid $1,000 for board meeting attendance and $1,000 for committee meeting attendance. In addition, we have adopted customary expense reimbursement and related policies for all directors and reimburse directors for expenses incurred in connection with attendance at board or committee meetings.
STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2008 (except as indicated below) by:
•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the “Executive Compensation—Summary Compensation Table” section of this proxy statement; and

•	all of our directors, director nominees and executive officers as a group.
Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

	Number of
	Shares
	Beneficially		Approximate
Name of Beneficial Owner	Owned (1)		Percent of Class(1)

Barclays Global Investors, NA. and certain of its affiliates 400 Howard Street San Francisco, California 94105	624,878	(2)	5.25%

Heartland Advisors, Inc. and certain of its affiliates 789 N. Water Street Milwaukee, Wisconsin 53202	783,550	(3)	6.60%

Newland Capital Management, LLC and certain of its affiliates 350 Madison Avenue New York, New York 10017	660,278	(4)	5.60%

Rutabaga Capital Management 64 Broad Street 3rd Floor Boston, Massachusetts 02109	728,037	(5)	6.12%

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS:
James D. Cirar	3,039		*
S. Carl Soderstrom, Jr.	3,039		*
Robert N. Tidball	3,039		*
Thomas M. Fitzpatrick	2,655		*
William D. Gehl	2,177		*

	Number of
	Shares
	Beneficially	Approximate
Name of Beneficial Owner	Owned (1)	Percent of Class(1)
Thomas A. Madden	2,655	*
Charles J. Magolske	9,488	*
Nicholas J. Matthews	17,324	*
Christian B. Ragot	80,704	*
Laurence M. Trusdell	13,430	*
Kevin P. Bagby (6)	15,110	*
Edward J. Whalen (7)	2,180	*

All directors, director nominees and executive officers as a group (13 persons)	155,650	1.3%

*	= less than 1%

1	“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 2008 are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 11,910,496 shares of our common stock outstanding as of December 31, 2008.

2	Based on information in the Schedule 13G filed by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited and Barclays Global Investors (Deutschland) (collectively, the “Barclays Entities”) with the SEC on February 5, 2009. The Schedule 13G discloses that the Barclays Entities hold the shares in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G discloses that the Barclays Entities have sole power to vote or to direct the vote for 563,569 shares and sole power to dispose or direct the disposition of 624,878 shares.

3	Based on information in the Schedule 13G filed by Heartland Advisors, Inc. and William J. Nasgovitz (collectively, the “Heartland Entities”) with the SEC on February 11, 2009. The Schedule 13G discloses that the Heartland Entities have shared voting power and shared dispositive power with respect to 783,550 shares.

4	Based on information in the Schedule 13G filed by Newland Capital Management, LLC, Newland Master Fund, Ltd., Ken Brodkowitz and Michael Vermut (collectively, the “Newland Entities”) with the SEC on February 19, 2009. The Schedule 13G discloses that the Newland Entities have shared voting power and shared dispositive power with respect to 660,278 shares.

5	Based on information in the Schedule 13G filed by Rutabaga Capital Management with the SEC on February 4, 2009. The Schedule 13G discloses that Rutabaga Capital Management has sole power to vote or direct the vote for 549,537 shares, shared voting power with respect to 178,500 shares and sole power to dispose or direct the disposition of 728,037 shares.

6	Mr. Bagby served as our Vice President, Finance, Chief Financial Officer and Treasurer until November 3, 2008.

7	Mr. Whalen served as our Senior Vice President, Marketing and Sales until September 1, 2008.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors and executive officers have complied with all Section 16(a) filing requirements for 2008.
COMPENSATION DISCUSSION AND ANALYSIS
     The following sections discuss the material factors involved in the Company’s decisions regarding the compensation of the Company’s Named Executive Officers (as defined in the section of this proxy statement entitled “Executive Compensation—Summary Compensation Table”) (the “NEOs”) during 2008. The specific amounts paid or payable to the NEOs are disclosed in the tables and narrative in the section of this proxy statement entitled “Executive Compensation.” The following discussion cross-references those specific tabular and narrative disclosures where appropriate.
Introduction
     The compensation committee is comprised of at least three directors, each of whom must be determined by the board of directors to meet the independence requirements of the SEC, Nasdaq and any other applicable governmental or regulatory authorities, each as in effect from time to time. Members of the compensation committee also must qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act, and “outside directors” within the meaning of Code Section 162(m) and must satisfy any other necessary standards of independence under the federal securities and tax laws, as amended from time to time.
     If a compensation committee chairperson is not designated by the board of directors, members of the compensation committee designate a chairperson by majority vote.
     The compensation committee meets quarterly or more frequently as circumstances require. A majority of the members of the compensation committee constitutes a quorum.
     In accordance with the committee’s charter, the compensation committee chairperson determines the agenda for each meeting. Materials related to agenda items are provided to the compensation committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting. The compensation committee maintains written minutes of its meetings, which are maintained with our books and records. The compensation committee reports its activities regularly and directly to the board of directors and makes recommendations that the compensation committee deems advisable.
     The compensation committee may request that any of our directors, officers or employees or any other persons whose advice and counsel are sought by the compensation committee attend any meeting of the compensation committee to provide such pertinent information as it reasonably requests. Our Chief Executive Officer (“CEO”) may not be present during deliberations or voting concerning his own compensation.
Compensation Committee’s Processes and Procedures for Consideration and Determination of Executive Compensation
     General Authorities and Responsibilities
     The compensation committee reviews the Compensation Discussion and Analysis (the “CD&A”) section of our proxy statement and recommends to the board of directors that the CD&A be included in our proxy statement. The compensation committee issues an annual report on executive compensation for inclusion in our proxy statement and reports to the board of directors its plan for succession of the CEO and other senior executives in the event that any of such officers retires, is disabled or is otherwise unable to fulfill his or her duties. The compensation committee has the authority to conduct or authorize investigations into any matter within its scope of responsibilities, and retain, at our expense, such independent counsel, compensation consultant or other consultants and advisors as it deems necessary. In 2008, the compensation committee engaged an independent compensation consulting firm, Hewitt Associates LLC. The compensation committee has the sole authority to retain and terminate an independent compensation consultant to be used to assist in its evaluation of director and/or senior management compensation and has the sole authority to terminate the consultant and approve the consultant’s fees and other retention terms. The compensation committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors as it deems appropriate or necessary. The compensation committee reviews and assesses at least annually the adequacy of the compensation committee charter and recommends any proposed changes to the board of directors for approval. The compensation committee also annually reviews its own performance.
     Executive and Director Compensation
     The compensation committee, consulting with its independent compensation consultant and with management as necessary, reviews and recommends for approval by the board of directors our general policies relating to senior management compensation and oversees the development and implementation of such compensation programs. The compensation committee, consulting with its independent compensation consultant and with management, as necessary, reviews and approves, or recommends for ratification by the board of directors, senior management compensation, including, to the extent applicable, (a) salary, bonus and incentive compensation levels, (b) deferred compensation, (c) executive perquisites, (d) equity compensation (including awards to induce employment), (e) employment agreements, severance arrangements and change in control agreements/provisions, in each case as, when and if appropriate, and (f) other forms of senior management compensation. The compensation committee meets without the presence of senior management when approving or deliberating on CEO compensation but may, in its discretion, invite the CEO to be present during the approval of, or deliberations with respect to, other senior management compensation.
     The compensation committee periodically reviews and approves corporate goals and objectives relevant to senior management compensation, evaluates the CEO’s performance in light of those goals and objectives, as a committee or together with the independent members of the board of directors, and recommends for ratification by the board of directors the CEO’s compensation levels taking into account this evaluation. The compensation committee periodically reviews and makes recommendations to the board of directors with respect to director compensation for non-employee members of the board of directors and its committees. The compensation committee may adopt policies regarding the adjustment or recovery of incentive awards or payments if the relevant performance measures upon which such incentive awards or payments were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The compensation committee may consider the accounting and tax treatment to the Company and to senior management of each particular element of compensation.
     Oversight of Benefit Plans
     The compensation committee oversees, periodically reviews and makes recommendations to the board of directors with respect to employee benefit plans, including all pension and profit sharing plans, stock incentive plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs. The compensation committee has the power and authority to oversee these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards, and exercise such other power and authority as may be permitted or required under such plans. The compensation committee may also undertake such additional activities within the scope of its primary function as the board of directors or the compensation committee may from time to time determine or as may otherwise be required by law, the board of directors or our charter or by-laws.
     Compensation Committee Interlocks and Insider Participation
     None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Compensation Philosophy and Objectives
     Philosophy
     The compensation committee has adopted, and periodically reviews, an executive compensation philosophy statement. This statement sets forth the Company’s values and beliefs regarding the nature of its executive compensation strategy and programs.
     The purpose of our philosophy is twofold: to serve as a link between the interests of the Company’s shareholders and its compensation arrangements, and to serve as a framework for program design and assessment.
     The application of these values and beliefs reflects and takes into account a broad business context. Business judgment is brought to bear to determine the appropriate application of these values and beliefs in each circumstance. Moreover, the application of these values and beliefs solely in a mechanistic fashion is neither appropriate nor desirable.
     In periodically reviewing the executive compensation philosophy statement, the compensation committee will revise it as necessary to ensure that it is properly linked to the Company’s business strategies and to reflect changes to the Company’s business operations and goals as well as external market conditions.
     Objectives
     Our compensation program is designed to attract, motivate and retain the highly talented individuals that FreightCar America needs to drive business success. The program reflects the following principles:
•	FreightCar America employees should act in the interests of FreightCar America stockholders. We believe that FreightCar America employees should act in the long-term interests of FreightCar America stockholders and the best way to encourage them to do so is through an equity stake in the Company. We pay a substantial portion of total compensation in the form of stock options and/or restricted stock. The Company’s goal is to have compensation programs that encourage each employee to think and act like an owner of the business. Our industry is cyclical. Executives must manage this cycle by diversifying our product offerings, maintaining low costs and other measures.

•	Compensation should be related to performance. The Company’s compensation program endeavors to reinforce the Company’s business and financial objectives. Employee compensation will vary based on objectively determinable measures of Company performance. When the Company performs well based on financial measures, employees will receive greater incentive compensation. When the Company does not meet objectives, incentive awards will be reduced. An employee’s individual compensation also will vary based on the performance of such person’s team or function, as well as his or her individual performance, contribution and overall value to the business. Employees demonstrating sustained high performance will be rewarded more than those in similar positions with lower performance.

•	Incentive compensation should be a greater part of total compensation for employees with more senior positions. The proportion of an individual’s total compensation that varies based on individual, function/team and Company performance objectives should increase as the individual’s business responsibilities increase.

•	Other goals. The Company’s compensation program is designed to balance short- and long-term financial objectives. It also is designed to be competitive with a group of manufacturing-based companies. When the compensation committee determines compensation levels for executive officers, it reviews compensation survey data from independent sources in an attempt to ensure that our total compensation program is competitive and fair. The compensation committee looks at compensation data from companies in our industry as well as from companies in a broad cross-

section of industries, and targets overall compensation levels competitive with our industry comparison group.
Elements of Executive Compensation
     Total compensation for each NEO is comprised of base salary, annual cash incentive awards, long-term equity awards, retirement and post-employment benefits, including severance protection, and other benefits and perquisites. In 2008, the compensation committee approved changes to the annual cash incentive element of compensation, as described below under “Annual Incentive Awards.” The various elements of executive compensation reflect the following policies:
     Base Salary
•	Overview
•	Base salary is comprised of periodic, fixed payments made to each NEO.
•	Why this component is paid to NEOs and how it furthers the program objectives
•	Base salary is provided to each NEO in order to provide the NEO with a degree of financial certainty and to competitively compensate the NEO for rendering on-going services to the Company. Competitive base salaries further the compensation program’s objectives by allowing the Company to attract and retain talented employees by providing a fixed portion of compensation on which employees can rely.
•	How the amount of base salary is determined
•	In general, the Company’s executive compensation philosophy is to target base salaries at a level that is slightly below the market median. The objective is to reward executives with upside for superior performance through our annual and long-term incentive programs. The annual base salary for each NEO is subject to review and possible adjustment on the NEO’s employment anniversary date. During 2008, pursuant to Mr. Ragot’s employment agreement, the compensation committee made a merit adjustment of 6.4% and a market adjustment of 10% to his base salary, increasing it to $640,000. The merit increase was based on the compensation committee’s assessment of his individual performance (including his leadership in transitioning the Company to new management, performing against business objectives, and recruiting new senior executives to the Company, among other considerations) and the market adjustment was intended to bring Mr. Ragot’s base compensation closer to the target base salary level of slightly below the market median. The compensation committee also made merit adjustments to the base salaries of Messrs. Bagby, Matthews, Trusdell and Whalen during 2008. These merit increases were based on the compensation committee’s assessment of each executive officer’s individual performance.

With respect to other senior management employees and other management employees, the Company uses the results of the Economic Research Institute’s industry- and region-specific compensation database, and sets annual base salaries at plus or minus 25% of the midpoint, depending on an assessment of the individual’s sustained performance and the location of his or her position.
•	Relation of base salary to other components of compensation
•	The amount of each NEO’s base salary is the reference point for certain other elements of his compensation. For example, the potential annual incentive award for each NEO is based, in part, on the NEO’s base salary. In addition, base salary is one component of the formula for determining pension benefits under the Company’s Pension Plan (as defined below). Finally, NEO cash severance benefits are determined, in part, by base salary.

     Annual Incentive Awards
•	Overview
•	In 2008, the compensation committee approved changes to the annual cash incentive element of our senior executives’ compensation. The new annual cash incentive program calls for the awarding of performance units under our 2005 Long Term Incentive Plan (the “LTIP”). At the end of 2007, we terminated our Salaried Bonus Plan, under which we paid annual incentive bonuses in previous years.

•	The primary purposes of the annual cash incentive program are to incentivize employees to achieve certain pre-determined business results over the fiscal year that are linked to shareholder value creation and to competitively reward employees for successfully achieving results.

•	Participants in the annual cash incentive program generally must be employed by the Company on the payment date to receive an award. Participants who are not employed by the Company on the payment date may receive a partial bonus award in certain circumstances at the discretion of the President/CEO and subject to confirmation by the compensation committee.

•	Under the annual cash incentive program, each of the NEOs is eligible to receive a grant of performance units that determines his level of incentive compensation. Each of the NEOs may earn an annual cash incentive award based on the level of achievement with respect to the following performance metrics: (i) a corporate-wide performance goal, namely Return on Net Assets (“RONA”); (ii) function/team performance goals; and (iii) individual performance goals. These performance metrics are weighted 50%, 25% and 25%, respectively.

Prior to 2008, the annual cash incentive element of compensation was based only on RONA. The new annual incentive program is designed to provide a link to goals and objectives in addition to RONA. Function/team and individual goals are highly specific and are limited to four to six such goals per participant.

The CEO’s target cash incentive award during 2008 was 80% of annual base salary. Each other NEO’s target cash incentive award during 2008 was 40% of annual base salary. An NEO can receive 0% to 150% of the target cash incentive award, depending on whether the threshold, target, target-plus or stretch goal is attained with respect to each performance metric. The target-plus goal applies only to the RONA metric.

The threshold goal for each performance metric must be achieved for the NEO to receive any award with respect to that metric. The attainment of threshold, target, target-plus and stretch goals results in increasing levels of award payments, as indicated in the following table:

	Percentage of Target Cash Incentive Award Payable
	upon Goal Achievement
Performance Metric	Threshold	Target	Target-Plus	Stretch
Corporate-Wide (RONA)	25.00%	50.00%	62.50%	75.00%
Function/Team	12.50%	25.00%	25.00%	37.50%
Individual	12.50%	25.00%	25.00%	37.50%
Total	50.00%	100.00%	112.50%	150.00%
•	Corporate-Wide (RONA) Performance Metric. The Company uses RONA because, for our type of business and asset base, it is an effective metric for measuring how efficiently the Company’s assets are being managed to generate earnings and returns. The goals ensure that incentive awards based on RONA are paid only when returns surpass the Company’s financial objectives. If these objectives are not surpassed, no incentive awards based on RONA are paid. The RONA goal for 2008 is described below.

RONA is defined as Operating Income divided by Average Net Assets. “Operating Income” is defined as earnings computed under generally accepted accounting principles, after accrual for current year’s salaried bonus expenses and before interest, taxes and other income and expenses excluded from operating income by generally accepted accounting principles. “Average Net Assets” is the sum of average annual (computed on a monthly basis) receivables, inventory and property, plant and equipment net of accumulated depreciation, goodwill and other intangible assets less payables.

•	Function/Team Performance Metric. Function/team performance metrics and related performance goals represent specific objectives of the NEO’s department or organizational unit. The CEO develops such metrics and related performance goals (including threshold, target and stretch performance goals) for both himself and for each of the other NEOs and submits them to the compensation committee for its consideration and adoption. The 2008 function/team performance metrics for each NEO are summarized below. Where possible, targets are identified below. Where targets are not identified below, the performance metric had significant qualitative components and/or represented competitively sensitive information. With respect to performance metrics that are not disclosed below for competitive reasons, the Company believes that the specific metrics were difficult or very difficult to achieve given the challenging business environment the Company faced in 2008.
•	Mr. Ragot
•	Financial objectives
•	Net income ($8.55 million)

•	Operating income ($6.83 million)

•	Working capital ($14.18 million)

•	Inventory ($30.00 million — $40.00 million)
•	Margin improvement

•	Strategic initiatives

•	Enterprise Resource Planning (ERP) launch

•	Organization development
•	Mr. Trusdell
•	Organization budget

•	Outside fees

•	Inside/outside fee variance

•	Services delivered
•	Mr. Magolske
•	Strategic initiatives

•	Organization budget

•	Initiative return

•	Long-term opportunity development
•	Mr. Matthews
•	Production schedule

•	Organization budget

•	Cost improvement

•	Equipment utilization
•	Individual Performance Metric. Individual performance metrics and related performance goals represent specific personal objectives related to the NEO’s job responsibilities and ability to contribute to overall Company goals. The CEO develops such metrics and related performance goals (including threshold, target and stretch performance goals) for both himself and for each of the other NEOs and submits them to the compensation committee for its consideration and adoption. The 2008 individual performance metrics for each NEO are summarized below. Targets are not identified below because the individual performance metrics had significant qualitative components and/or represented competitively sensitive information. With respect to performance metrics that are not disclosed below for competitive reasons, the Company believes that the specific metrics were difficult or very difficult to achieve given the challenging business environment the Company faced in 2008.
•	Mr. Ragot
•	Strategic plan

•	Investment return

•	Investor relations/governance

•	Internal communications

•	Industry and customer assimilation

•	Workers’ compensation impact
•	Mr. Trusdell
•	Reduced-cost sources

•	Organization development

•	Board support

•	Client satisfaction
•	Mr. Magolske
•	Strategic plan

•	New partnerships

•	Initiative integration
•	Mr. Matthews
•	Aftermarket development

•	Organization development

•	Variable cost initiatives

•	Site safety
•	Performance measures and goals are linked to the Company’s business plan and individual roles and responsibilities. Performance goals for senior executives will include a mix of corporate-wide, team and individual measures as described above. These performance goals will be recalibrated each year based on that year’s budget, business plan, goals and other relevant considerations.
•	Why this element is paid to executives and how it furthers the program’s objectives
•	Annual incentive award opportunities are provided to incentivize the NEOs to achieve performance goals that support the Company’s business plan and create stockholder value. The performance unit arrangement furthers the goals of the compensation program by tying a significant amount of compensation to objectively determinable Company, function/team and individual measures of performance. The annual cash incentive award program, consistent with the Company’s executive compensation philosophy, is designed to have an upside that rewards superior performance.
•	How the amount is determined
•	Annual cash incentive awards for each NEO and other eligible salaried employees are based on the following formula:

Total
Target		Percentage
Award		of Target
(Performance		Award				Bonus
Units)	X	Earned	X	$100	=	Award $
•	2008 Annual Incentive Awards
•	For 2008, the Company achieved a RONA of 18.72% versus a goal of 11.62%. As a consequence, the Company’s RONA was at the target-plus goal level (62.50%). Each of Messrs. Ragot, Trusdell, Magolske and Matthews therefore earned 62.50% of his target award based on RONA. Most NEOs achieved a mix of target and/or stretch awards regarding the team/function and individual performance metrics, which earns 62.50% on the metrics-oriented award portion. The compensation committee approved the payment of an annual incentive award to each NEO in the amount disclosed in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.

•	The CEO, subject to confirmation by the compensation committee, may change the target awards applicable to NEOs and other senior management employees at any time prior to the final determination of bonus awards for any year if, in his judgment, such changes are desirable in the interest of equitable treatment of one or more NEOs, other senior management employees, or the Company as a result of extraordinary or nonrecurring events, changes in applicable accounting rules or principles, changes in our method of accounting, changes in applicable law, changes due to consolidation, acquisitions, reorganization or unusual circumstances or any other changes of a similar nature to any of the foregoing. The CEO does not have the authority to make any such changes to his own target awards. The compensation committee did not approve or confirm any such discretionary changes to the 2008 goals of NEOs or other senior management employees at any time during or after the 2008 fiscal year.
•	Relation of annual incentives to other components of compensation
•	Cash severance benefits are determined, in part, by reference to an NEO’s annual incentive award opportunity. In addition, actual incentive award payments are one component of the formula for determining pension benefits under the Company’s Pension Plan.
     Long-Term Awards
     Long-term awards are those awards that are designed to provide incentives to the Company’s executives over a period of time in excess of one year. The Company has made long-term awards in the form of equity awards only. On January 13, 2008, the compensation committee approved the grant of stock options and restricted shares of the Company’s common stock to all executive officers and certain other salaried employees. The value of the stock options and restricted shares granted to each eligible employee was targeted to equate approximately to the median market practices of the Company’s manufacturing-based compensation group. The target split of equity instruments will be determined each year by the compensation committee.
     The primary purpose of the long-term award program is to align employee and shareholder interests through equity instruments that incentivize employees to increase shareholder value, competitively reward employees for increasing shareholder value and achieving pre-determined business goals and retain employees who are critical to shareholder value creation.
     At the Company’s 2008 Annual Meeting, our stockholders approved an amendment to the LTIP that increased the number of shares authorized for issuance under the LTIP from 659,616 to 1,659,616.
     Retention and Promotion Awards
     From time to time, the Company may grant retention awards or promotion awards to NEOs and other senior executives. During 2007 and 2008, the Company made the following awards:
•	Mr. Bagby’s retention award. On January 25, 2007, the Company entered into a retention agreement with Mr. Bagby in order to ensure his continued service while the Company transitioned to a new President and Chief Executive Officer. Pursuant to the agreement, the Company awarded Mr. Bagby 5,000 shares of restricted common stock of the Company, which vested on April 30, 2008. Mr. Bagby’s retention agreement also provided that if he received his retention bonus under that agreement and terminated his employment with the Company for any reason before December 31, 2008, his 2008 annual bonus would be pro rated for 2008. Mr. Bagby resigned from his employment with the Company effective November 3, 2008 and was paid a pro rated bonus for 2008 in accordance with the agreement.

•	Mr. Whalen’s retention award. On January 25, 2007, the Company entered into a retention agreement with Mr. Whalen in order to ensure his continued service while the Company transitioned to a new President and Chief Executive Officer. Pursuant to the agreement, the Company awarded Mr. Whalen 7,000 shares of restricted common stock of the Company, which vested on April 30, 2008. Mr. Whalen’s retention agreement also provided that if he received his retention bonus under that agreement and terminated his employment with the Company for any reason before December 31, 2008, his 2008 annual bonus would be pro rated for 2008. Mr. Whalen resigned from his employment with the Company effective September 1, 2008 and was paid a pro rated bonus for 2008 in accordance with the agreement.
     Mr. Matthews’ Make-Whole Payment and Restricted Share Grant
     On January 10, 2008, the Company entered into an employment agreement with Mr. Matthews under which he agreed to serve as the Company’s Vice President, Operations. He was promoted to Senior Vice President, Operations on May 15, 2008. As an inducement to sign the employment agreement, the Company agreed to pay Mr. Matthews an amount equal to his foregone 2007 bonus from his previous employer, if any, up to a maximum of $178,500. Pursuant to this agreement, on April 30, 2008, the Company paid Mr. Matthews $165,900. On the date of the agreement, Mr. Matthews received a grant of 11,500 shares of restricted stock, vesting in five equal annual installments beginning on the first anniversary of the agreement. This restricted stock award would become fully vested upon a change in control of the Company.
     Mr. Trusdell’s Make-Whole Bonus Payment
     On April 30, 2008, the Company paid Mr. Trusdell $22,486.61 as a make-whole payment representing the difference between the 2007 annual bonus that he would have received from his former employer and the partial year 2007 bonus that he received from the Company based on the date he joined the Company, which was June 11, 2007.
     Stock Ownership Guidelines
     The board of directors has requested that the Company’s NEOs and certain other senior management employees meet minimum stock ownership requirements that are consistent with industry standards. Accordingly, the following minimum stock ownership requirements apply to corporate officers:

Chief Executive Officer:	40,000 shares
Chief Financial Officer and Other Corporate Officers:	10,000 shares
     In addition, stock ownership guidelines applicable to non-executive directors require that each non-executive director maintain Company stock holdings at least equal to the aggregate number of shares (including options or shares granted but not vested) that the Company has awarded to the non-executive director during the three-year period ending on any given date of determination. The director may reduce the amount of stock holdings by the number of shares the director has applied directly to the payments of taxes on such awards.
     Company stockholdings that count towards meeting ownership requirements include: (a) shares owned outright or in trust; and (b) restricted stock or restricted stock units, including shares or units that have been granted but are unvested. A covered individual hired by the Company or promoted into a position with ownership requirements (or higher ownership requirements), will have three years from date of hire or promotion to meet the applicable ownership requirements. Non-employee directors also will have three years to satisfy the requirements. The compensation committee reviews each covered individual’s compliance with the ownership requirements annually.

Retirement and Other Post-Employment Benefits
•	Overview
•	The Company maintains tax-qualified 401(k) savings plans (the “401(k) Plans”) and a tax-qualified pension plan (the “Pension Plan”). All NEOs participate in the 401(k) Plans. Messrs. Bagby and Magolske participate in the Pension Plan.

•	In addition, as described in more detail in the section below entitled “Potential Payments Upon Termination or Change in Control,” each of the NEOs is entitled to receive certain benefits in the event of a qualifying termination of employment or a change in control of the Company.
•	Why these elements are paid to executives and how they further the program’s objectives
•	In general, the 401(k) Plans and the Pension Plan are designed to provide executives (and other eligible salaried employees) with financial security after their employment has terminated. The Company does not maintain an excess pension plan or non-qualified deferred compensation plan. Therefore, the retirement plan benefits for our NEOs are no greater than those for other salaried employees.

•	In the event of certain qualifying terminations of employment, termination benefits provide our NEOs with additional financial security, which we believe is necessary to attract and retain talented executives. In addition, we provide NEOs (and certain other executives) with certain change in control benefits that we believe help minimize inherent conflicts of interest that may arise for executives in potential change in control transactions.
•	How the amount to be paid is determined
•	The Company provides contributions under the 401(k) Plans ranging from 4% to 6% of eligible compensation. These contributions and any earnings thereon generally are held and invested under the plans until paid to participants upon termination of their employment. The Pension Plan benefits are calculated using formulas set forth in the section of this proxy entitled “Pension Benefits” and generally start when a participant reaches retirement age.

•	The termination and change in control benefits for the NEOs are stated in their employment agreements and are described below in “Potential Payments upon Termination or Change in Control.” The Company has set termination and change in control severance benefits under each employment agreement to levels that we believe fall within the range of observed, competitive market practices, and that are summarized below:
•	Mr. Ragot. Under his employment agreement, upon involuntary termination without “cause” or termination for “good reason” occurring either before or after a change in control, Mr. Ragot would be entitled to continuation of base salary for 24 months plus two annual payments, each equal to the greater of (i) the termination-year target bonus or (ii) prior-year bonus paid; plus the continuation of certain health benefits for a period of 24 months. In the case of non-renewal of Mr. Ragot’s employment agreement, the foregoing payments and benefits would be made for a period of 12 months.

•	Mr. Bagby. Under his employment agreement, upon involuntary termination without “cause,” Mr. Bagby was entitled to continuation of base salary for 24 months plus the continuation of certain health benefits for a period of 24 months. Mr. Bagby voluntarily resigned from the Company effective November 3, 2008. Mr. Bagby was not entitled to any severance given the voluntary nature of his separation from the Company.

•	Mr. Trusdell. Under his employment agreement, upon involuntary termination without “cause” or termination for “good reason,” Mr. Trusdell would be entitled to continuation of base salary for 12 months (or 24 months for a termination for “good reason” following a change in control), plus an amount equal to his current-year target bonus (or two times his current-year target bonus for a termination for “good reason” following a change in control). In addition, Mr. Trusdell would be entitled to continuation of certain health benefits for a period of 12 months (or 24 months for a termination for “good reason” following a change in control).

•	Mr. Whalen. Under his employment agreement, upon involuntary termination without “cause” or termination for “good reason,” Mr. Whalen was entitled to (i) a lump sum payment equal to three times his base salary plus bonus, (ii) a pro rata bonus for the year of termination, (iii) continuation of welfare benefits for a period of three years at Company cost and (iv) following the continuation of welfare benefits noted in (iii), continued coverage under the Company’s health plan at the applicable COBRA rate until Mr. Whalen was eligible for Medicare. Mr. Whalen retired from the Company thus terminating his employment effective September 1, 2008. Mr. Whalen was not eligible to receive severance benefits given the voluntary nature of his separation from the Company.

•	Other NEOs. Under their employment agreements, upon involuntary termination without “cause” or termination for “good reason,” each of the other NEOs would be entitled to continuation of base salary for 12 months, plus an amount equal to his current-year target bonus. In addition, the NEOs would be entitled to continuation of certain health benefits for a period of 12 months.

•	In the event of a change in control, all outstanding stock awards under the LTIP would become fully vested.
     Perquisites and Other Benefits
     The NEOs participate in a number of benefit plans that are available generally to all employees of the Company, including group health insurance, dental insurance, vision insurance, life insurance, paid vacation, accidental death and dismemberment insurance and long-term disability insurance plans. These benefits provide financial security and peace of mind for employees and executives and are seen as a standard part of basic employee benefits within the industry.
     The Company provided NEOs with perquisites during 2008, the details of which are provided in footnote 7 to the Summary Compensation Table. These perquisites included reimbursement for health club memberships (Messrs. Trusdell and Matthews), payment of automobile allowance (Messrs. Ragot, Trusdell, Matthews and Magolske) and payment of moving and relocation costs (Mr. Matthews). Mr. Ragot was granted an annual payment of up to $9,000, plus a tax gross-up, in lieu of payments for the more costly country club membership and dues that he is entitled to under his employment agreement.
     Fiscal Year 2009 Chief Financial Officer Compensation
     Effective January 14, 2009 (the “Effective Date”), Christopher L. Nagel was named Vice President, Finance, Chief Financial Officer and Treasurer of the Company. Under his employment agreement, Mr. Nagel is entitled to receive an annual base salary of $350,000 and is eligible for annual cash incentive awards similar to those described above for the other NEOs. On the Effective Date, Mr. Nagel received a grant of 10,000 shares of restricted stock, vesting in three equal annual installments beginning on the first anniversary of the Effective Date. This restricted stock award would become fully vested upon a change in control. In addition, the Company agreed to pay Mr. Nagel moving and relocation costs, and an amount equal to his foregone 2008 bonus from his previous employer, if any, up to a maximum of $60,000. The other elements of his compensation are consistent with the benefits provided to the other NEOs as described above.

     Tax Treatment and Accounting
     Code Section 162(m) limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its three other highest compensated officers other than its chief financial officer to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation as defined under Code Section 162(m). Awards made under the LTIP may qualify as “performance-based” compensation for purposes of Code Section 162(m). The compensation committee will review and approve or recommend to the board of directors awards based on a number of factors, including preserving related federal income tax deductions, although the compensation committee retains the ability to approve awards that do not qualify as “performance-based” compensation. For example, the Company may decide to award restricted stock and other awards without performance conditions under certain circumstances.
     In addition, the Code has been amended to provide an excise tax under Section 409A with respect to various features of deferred compensation arrangements, mostly for compensation deferred on or after January 1, 2005. The Company has made the appropriate changes to our employment agreements to help ensure that there are no adverse effects on the Company or our executive officers as a result of these Code amendments. We do not expect these changes to have a tax or financial consequence on the Company.
     The Company has calculated and discussed with the compensation committee the accounting treatment and tax impact on the Company and the executives of each of its cash and equity compensation awards and agreements. As noted above, the Company has reconsidered its annual cash incentive program in light of Section 162(m) with a view to ensuring that bonuses to “covered employees,” as defined in that section, will be deductible in the future. The Company also calculates and monitors the Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”) accounting expense related to equity compensation. To date, the SFAS 123(R) expense has not been a significant factor in setting or changing equity compensation grant practices.
     Timing of Awards
     The Company’s stock has been publicly traded since April 2005. During that time, the compensation committee has not timed the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable material non-public information about the Company. It is the policy of the compensation committee not to time the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable material non-public information about the Company in the future.
     Determination of Compensation
     In 2008, the compensation committee considered competitive market data in evaluating and setting executive officer compensation. In January 2008, the compensation committee reviewed competitive market data from Hewitt Associates for each executive officer position. Hewitt determined the market competitors from several published and private surveys, including data from both general industry and the manufacturing industry. The Company historically derived competitive market data from a broad-based general industry group and a manufacturing-based group. The compensation committee determined in 2008 that it would be appropriate to compare executive compensation primarily against a manufacturing-based group, since the companies within that group more closely resemble the Company.
     The surveys used to develop the competitive market data for the Company for 2008 included the following: the Hewitt TCM Cash Compensation Survey (sample size: 389 organizations); the Mercer Benchmark Database (sample size: 2,486 organizations); and the Watson-Wyatt Industry Report of Top Management Compensation (sample size: 2,567 organizations). While the financial profile, organizational structure and size of organizations in the Company’s industry differ significantly, the Company used the information in these surveys to review its executive compensation versus these organizations for comparison purposes. Compensation data derived from these sources is size-adjusted through regression analysis to reflect the Company’s average revenue size over time relative to the revenues of the companies in the comparison group.
     In general, the Company’s objective is to provide base compensation slightly below the market median, and annual and long-term incentive compensation at the market median with upside for superior performance. Under

Mr. Ragot’s compensation package, his 2008 base compensation was at approximately the 82nd percentile of the comparison group, and total compensation was at approximately the 94th percentile of the comparison group. The compensation packages for other NEOs place their base salaries in a percentile range from the 90th percentile to the 120th percentile of the comparison group. Total compensation for other NEOs is in the same percentile range. NEOs at the higher percentile ranges are those with the longest tenures and industry experience.
     Fiscal Year 2009 Compensation Decisions
     The compensation committee made several decisions that relate to fiscal year 2009 compensation. These decisions are summarized below:
•	Base compensation. The compensation committee approved a decision that, in light of market and industry conditions, Mr. Ragot, all employees who report directly to Mr. Ragot and all other salaried personnel of the Company would forego base compensation increases in 2009. Should market and industry conditions markedly improve during the year, this decision may be revisited.

•	Long-term incentive compensation. The compensation committee approved a decision that, in light of market and industry conditions, Mr. Ragot and all employees who report directly to Mr. Ragot would forego equity grants in 2009. Long-term incentive compensation equity granted in the form of stock options and restricted shares on January 13, 2008 will continue to vest per the originally disclosed schedule.

•	Annual incentive compensation. The compensation committee approved an increase in the target cash incentive award in 2009 for Mr. Ragot and all employees who report directly to Mr. Ragot. Mr. Ragot’s target cash incentive is increased to 100% of annual base salary from its previous level of 80%. The target cash incentive for all of the employees who report directly to Mr. Ragot is increased to 50% from its previous level of 40%. The decision was approved in light of competitive market data and the actions for 2009 discussed above. The compensation committee reserves the right to reevaluate this decision prior to the approval of the annual cash incentive award program for 2010.
EXECUTIVE COMPENSATION
Executive Officers
     The following table sets forth certain information concerning each of our executive officers:

Name	Age	Position(s)

Christian B. Ragot	51	President, Chief Executive Officer and Director
Theodore W. Baun	36	Senior Vice President, Marketing and Sales
Charles J. Magolske	49	Vice President, Business Development and Strategy
Nicholas J. Matthews	35	Senior Vice President, Operations
Christopher L. Nagel	46	Vice President, Finance, Chief Financial Officer and Treasurer
Laurence M. Trusdell	62	General Counsel and Corporate Secretary
     Christian B. Ragot, 51, has been our President and Chief Executive Officer since April 30, 2007. He also served as Chief Operating Officer from January 29 to April 29, 2007. Mr. Ragot has served as a director since January 29, 2007. Mr. Ragot was President of Terex Utilities and Roadbuilding at Terex Corporation from 2004 to 2007. Previously, Mr. Ragot held various senior executive leadership positions, including President of Terex Utilities, President of American Crane, Senior Vice-President, Sales and Aftermarket Services, and other senior-level positions at Terex Corporation. Prior to joining Terex Corporation in 1999, Mr. Ragot was Vice President and General Manager of the Air Compressor Group, Europe of Ingersoll-Rand Company, and held various other managerial and senior-level positions during his 15 years at Ingersoll-Rand Company. He is also a member of the board of directors of Columbus McKinnon Corporation.

     Theodore W. Baun, 36, has been our Senior Vice President, Marketing and Sales since September 1, 2008. Mr. Baun first joined us in 1994 and has held roles of increasing responsibility in operations, marketing and sales. From 2003 to 2005, he was Director of Sales at Mitsui Rail Capital, after which he returned to FreightCar America. He has been the leader of our sales team since November 2007.
     Charles J. Magolske, 49, has been our Vice President, Business Development and Strategy since May 2007. He also served as Managing Director of our international business activities from 2003 until April 2007. Prior to joining us, Mr. Magolske served Trinity Industries in several business segments as Vice President, Marketing in 2001 and 2002. From 1991 until 2001, Mr. Magolske served in several leadership roles at Thrall Railcar Manufacturing Company in international operations, business development and supply chain organizations. Prior to joining Thrall, Mr. Magolske served in various positions with FMC Corporation.
     Nicholas J. Matthews, 35, has served as our Senior Vice President, Operations since May 15, 2008. Mr. Matthews previously served as our Vice President, Operations from January 10, 2008 to May 15, 2008. He joined FreightCar America from Trinity Industries, Inc., where he spent fourteen years serving in various technical and operations positions of expanding leadership scope. Most recently, he served as Trinity’s Senior Vice President—Operations for Trinity’s freight car business. Mr. Matthews also served Trinity as Senior Vice President—Component Sales and Distribution, and Vice President and General Manager of the boxcar business. Earlier in his career, he held roles in business planning, manufacturing engineering, quality assurance and site operations leadership.
     Christopher L. Nagel, 46, has served as our Vice President, Finance, Chief Financial Officer and Treasurer since January 14, 2009. Prior to joining us, Mr. Nagel was Chief Financial Officer of The Wallick Companies from September 2007 to December 2008. Prior to joining The Wallick Companies, Mr. Nagel spent nine years in various senior leadership positions at The Scotts Miracle-Gro Company, serving as its Executive Vice President, North American Consumer Business from September 2006 to July 2007 and its Executive Vice President and Chief Financial Officer from January 2003 to September 2006. Mr. Nagel was Senior Vice President, North America and Corporate Finance of Scotts from 2001 to 2003 and Vice President and Corporate Controller of Scotts from 1998 to 2001.
     Laurence M. Trusdell, 62, has served as our General Counsel and Corporate Secretary since June 2007. Prior to joining us, Mr. Trusdell was Vice President, Law and Corporate Secretary of W.W. Grainger, Inc., having joined Grainger as Associate General Counsel in 2004. He was an independent legal consultant in 2003-2004 and Vice President—General Counsel and Secretary of Videojet Technologies Inc. from 1997 to 2003. He previously served in the North American legal group of The General Electric Company p.l.c. of London, England and practiced corporate law at the Chicago law firm of Mayer, Brown & Platt.
Summary Compensation Table
     The following table sets forth information regarding 2008 compensation for each of the Company’s 2008 Named Executive Officers (“NEOs”); 2007 and 2006 compensation is presented for such executives who were also Named Executive Officers in 2007 and 2006. In accordance with SEC guidance, 2006 compensation is not presented for Messrs. Ragot and Magolske and 2007 and 2006 compensation is not presented for Messrs. Trusdell and Matthews because they were not NEOs in those years. Salary includes amounts deferred at the officer’s election.

Summary Compensation Table

						Non-Equity	Change in
				Stock	Option	Incentive Plan	Pension	All Other
Name and Principal		Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Value(6)	Compensation(7)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Christian B. Ragot	2008	632,500	—	867,186	312,155	695,750	—	54,302	2,561,893
President and Chief Executive Officer	2007	497,436	320,000	683,837	—	640,000	—	96,291	2,237,564
Kevin P. Bagby	2008	267,023	—	73,583	62,717	—	—	140,536	543,859
Former Vice	2007	295,417	—	202,367	215,032	177,250	19,968	55,960	965,994
President, Finance,	2006	258,000	—	—	215,036	154,800	22,975	39,147	689,958
Chief Financial Officer and Treasurer (8)
Edward J. Whalen	2008	206,667	—	194,810	94,080	—	—	102,200	597,757
Former Senior Vice	2007	300,000	—	283,305	322,557	180,000	43,592	9,072	1,138,526
President,	2006	290,000	—	—	322,552	174,000	71,341	8,170	866,063
Marketing and Sales
Laurence M. Trusdell	2008	274,783	22,487	135,634	62,463	123,653	—	21,622	640,642
General Counsel and Corporate Secretary
Charles J. Magolske	2008	228,800	—	132,908	49,433	102,960	12,695	21,828	548,624
Vice President,	2007	211,400	—	146,915	—	126,840	9,004	30,965	525,124
Business Development and Strategy
Nicholas J. Matthews	2008	243,742	165,900	84,503	46,827	134,058	—	48,198	723,228
Senior Vice President, Operations

[1]	Amounts disclosed in the Salary column for 2008 represent salary earned by the NEO during the year.

[2]	Amounts disclosed in the Bonus column for 2008 represent the bonuses paid to Messrs. Trusdell and Matthews after their commencement of employment with the Company with respect to bonuses foregone from their previous respective employers. Mr. Trusdell’s and Mr. Matthews’ bonuses were paid on April 29, 2008.

[3]	Amounts disclosed in the Stock Awards column for 2008 relate to grants of restricted stock made under the LTIP. With respect to each restricted stock grant, the amounts disclosed generally reflect the compensation cost that the Company recognized for financial accounting purposes during the year in accordance with SFAS 123(R). Generally, SFAS 123(R) requires the full grant-date fair value of a restricted stock award to be amortized and recognized as compensation cost over the service period (or vesting period) that relates to the award. Grant-date fair value of each restricted stock award was determined by multiplying the number of restricted shares granted by the Company stock price on the date of grant.

[4]	Amounts disclosed in the Option Awards column for 2008 relate to grants of stock options made under the LTIP. With respect to each stock option grant, the amounts disclosed generally reflect the compensation cost that the Company recognized for financial accounting purposes during the year in accordance with SFAS 123(R). Generally, SFAS 123(R) requires the full grant-date fair value of a stock option award to be amortized and recognized as compensation cost over the service period (or vesting period) that relates to the award. Grant-date fair value was determined using a generally accepted option valuation methodology referred to as the Black-Scholes option pricing model. The assumptions used in calculating the grant-date fair value of each stock option award are disclosed in the footnotes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

[5]	Amounts disclosed in the Non-Equity Incentive Plan Compensation column for 2008 represent amounts earned under the annual cash incentive program.

[6]	Amounts disclosed in the Change in Pension Value column for 2008 represent the actuarial increase in the present value of the NEO’s benefits under the Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements, and include amounts that the NEO may not currently be entitled to receive because such amounts are not vested. In 2008, Messrs. Bagby and Whalen had decreases in the present values of their pension benefits of $64,061 and $47,762, respectively. Messrs. Ragot, Trusdell and Matthews are not participants in the Pension Plan. The Pension Plan is described in greater detail in the section of this proxy statement entitled “Executive Compensation—Pension Benefits at December 31, 2008.” The Company does not maintain a non-qualified deferred compensation plan or a supplemental pension plan (sometimes called a “SERP”).

[7]	See the following table for details regarding amounts disclosed in the All Other Compensation column for 2008.
All Other Compensation for 2008

	Health Club
	Membership and		Transportation and			Pro Rata
	Country Club	Moving and	Travel-Related	401(k)	Vacation Payment at	Termination	Total All Other
	Dues[a]	Relocation[b]	Payments[c]	Contribution[d]	Termination[e]	Bonus[f]	Compensation
Name	($)	($)	($)	($)	($)	($)	($)
Mr. Ragot	—	—	44,619	9,683	—	—	54,302
Mr. Bagby	—	—	—	9,200	11,176	120,160	140,536
Mr. Whalen	—	—	—	9,200	—	93,000	102,200
Mr. Trusdell	495	—	10,192	10,935	—	—	21,622
Mr. Magolske	—	—	12,628	9,200	—	—	21,828
Mr. Matthews	424	24,005	9,969	13,800	—	—	48,198

a.	These values represent amounts reimbursed for health club membership fees for Messrs. Trusdell and Matthews.

b.	Represents reimbursement of qualifying moving and relocation expenses.

c.	Represents (i) payment of automobile allowance to NEOs (Mr. Ragot was paid a monthly automobile allowance of $750 plus insurance and auto maintenance costs; Messrs. Trusdell, Magolske and Matthews were paid a monthly allowance of $500); (ii) payments to Mr. Magolske related to airfare for international travel; and (iii) payments to Mr. Ragot for personal transportation-related expenses ($14,533 for 2008 and $12,717 for 2007 (paid in 2008)) in lieu of the more costly country club allowance provided for in his employment agreement.

d.	Represents amount contributed by the Company on behalf of NEO to the 401(k) Plan.

e.	Represents payment of accrued vacation due to Mr. Bagby upon termination of his employment.

f.	Represents payment of pro rata 2008 annual bonus received upon termination pursuant to retention agreement.

[8]	Mr. Bagby resigned from the Company as Vice President, Finance, Chief Financial Officer and Treasurer effective November 3, 2008. Compensation information for Mr. Nagel is not presented because he did not begin serving as Vice President, Finance, Chief Financial Officer and Treasurer until January 14, 2009.
Supplemental Narrative to Summary Compensation Table
     A substantial portion of the total compensation reported in the Summary Compensation Table above is paid to the NEOs pursuant to the terms of their employment agreements or other compensation plans maintained by the Company.
Employment Agreements for NEOs as of December 31, 2008
     Christian B. Ragot. On January 3, 2007, the Company entered into an employment agreement with Mr. Ragot under which he served as the Company’s Chief Operating Officer from January 29, 2007 to April 30, 2007 and began serving as President and Chief Executive Officer on April 30, 2007. Mr. Ragot has served as a member of the Company’s Board of Directors since January 29, 2007. Mr. Ragot’s employment agreement term commenced on January 29, 2007 and will expire on January 15, 2010, except that the agreement will remain in effect from year to year thereafter unless either party gives notice of its intention not to continue the agreement at least 90 days before the end of the then-current term, in which case the agreement will terminate as of December 31 of the year in which notice is given.
     Under the employment agreement, the Company paid Mr. Ragot an initial annual base salary of $500,000, which was increased to $550,000 on April 30, 2007 and to its current level of $640,000 on February 1, 2008. Mr. Ragot’s base salary is subject to annual review by the compensation committee. Mr. Ragot is eligible for an annual cash incentive award based on performance and calculated as a percentage of his base salary.
     The Company provides Mr. Ragot with the use of an automobile with lease payments of no more than $750 per month plus auto insurance and maintenance expenses throughout the term of his employment. Mr. Ragot was granted an annual payment of up to $9,000, plus a tax gross-up, in lieu of payment for the more costly country club membership and dues that he is entitled to under his employment agreement. Mr. Ragot is entitled to participate in any employee benefit plan made available by the Company to its executive employees at any time during his employment. Mr. Ragot is also entitled to certain termination and change-in-control benefits under the employment agreement (these termination and change-in-control benefits are described in the section of the proxy statement entitled “Executive Compensation—Potential Payments upon Termination or Change in Control”).
     Charles J. Magolske. Mr. Magolske’s employment agreement, dated as of May 1, 2007, provides for his employment as the Company’s Vice President, Business Development and Strategy for an initial term of three years, which term automatically extends for one-year periods until terminated prior to the end of the term by either party upon 90 days’ notice. Upon a “Change in Control” (as defined in his employment agreement), the agreement automatically will be extended to at least the second anniversary of such Change in Control. Under the employment agreement, Mr. Magolske’s initial annual base salary was $220,000, which was increased to its current level of $228,800 on December 1, 2007. Mr. Magolske’s base salary is subject to annual review by the compensation committee. Mr. Magolske also is entitled under the agreement to participate in all management incentive plans, and to receive all benefits under any employee benefit plan or arrangement, vacation policy, or perquisite made available to executive employees. Mr. Magolske is entitled to certain termination and change-in-control benefits under the employment agreement (these termination and change-in-control benefits are described in the section of the proxy statement entitled “Executive Compensation—Potential Payments upon Termination or Change in Control”).
     Nicholas J. Matthews. Under his employment agreement effective January 10, 2008, Mr. Matthews agreed to serve as the Company’s Vice President, Operations. He was promoted to Senior Vice President, Operations on May 15, 2008. Under the employment agreement, Mr. Matthews’ initial annual base salary was $250,000, which was increased to its current level of $257,500 on December 15, 2008. Mr. Matthews’ base salary is subject to annual review by the compensation committee.
     As an inducement to sign the employment agreement, the Company agreed to pay Mr. Matthews an amount equal to his foregone 2007 bonus from his previous employer, if any, up to a maximum of $178,500. Pursuant to this agreement, on April 30, 2008, the Company paid Mr. Matthews $165,900. On the effective date of the agreement, Mr. Matthews received a grant of 11,500 shares of restricted stock. The restricted stock award vests in five equal annual installments beginning on the first anniversary of the agreement and would become fully vested upon a “Change in Control” (as defined in his employment agreement). The agreement provides for his employment for an initial term of three years, which term automatically extends for one-year periods until terminated prior to the end of the term by either party upon 90 days’ notice. In 2008, the Company reimbursed Mr. Matthews’s reasonable moving expenses incurred in relocating to Chicago, Illinois. The Company provides Mr. Matthews with the use of an automobile with lease payments of no more than $500 per month plus auto insurance and maintenance expenses throughout the term of his employment.
     Upon a Change in Control, Mr. Matthews’s agreement automatically will be extended to at least the second anniversary of such Change in Control. Mr. Matthews also is entitled under the agreement to participate in all management incentive plans, and to receive all benefits under any employee benefit plan or arrangement, vacation policy, or perquisite made available to executive employees. Mr. Matthews is entitled to certain termination and change-in-control benefits under the employment agreement (these termination and change-in-control benefits are described in the section of the proxy statement entitled “Executive Compensation—Potential Payments upon Termination or Change in Control”).
     Laurence M. Trusdell. Under his employment agreement effective June 11, 2007, Mr. Trusdell agreed to serve as the Company’s General Counsel and Corporate Secretary. Under the employment agreement, Mr. Trusdell’s initial annual base salary was $270,000, which was increased to its current level of $278,200 on June 1, 2008. Mr. Trusdell’s base salary is subject to annual review by the compensation committee.
     Upon a “Change in Control” (as defined in his employment agreement), Mr. Trusdell’s agreement automatically will be extended to at least the second anniversary of such Change in Control. Mr. Trusdell also is entitled under the agreement to participate in all management incentive plans, and to receive all benefits under any employee benefit plan or arrangement, vacation policy, or perquisite made available to executive employees. Mr. Trusdell is entitled to certain termination and change-in-control benefits under the employment agreement (these termination and change-in-control benefits are described in the section of the proxy statement entitled “Executive Compensation—Potential Payments upon Termination or Change in Control”).
     Kevin P. Bagby. Mr. Bagby’s employment agreement, dated as of November 22, 2004, as amended, provided for his employment as the Company’s Vice President, Finance, Chief Financial Officer and Treasurer, without any employment term, as an “at will” employee. Mr. Bagby’s annual base salary was subject to annual review by the compensation committee. Mr. Bagby’s annual base salary was $315,000 during 2007 and $322,875 during 2008. Mr. Bagby also was entitled to participate in the Company’s Salaried Bonus Plan during 2007 and was eligible for a cash incentive award during 2008. The agreement terminated with Mr. Bagby’s resignation from the Company effective November 3, 2008.
     On January 25, 2007, the Company entered into a retention agreement with Mr. Bagby in order to ensure his continued service while the Company transitioned to a new President and Chief Executive Officer. Pursuant to the agreement, the Company awarded Mr. Bagby 5,000 shares of restricted common stock of the Company, which vested on April 30, 2008. Mr. Bagby’s retention agreement also provided that if he received his retention bonus under that agreement and terminated his employment with the Company for any reason before December 31, 2008, his 2008 annual bonus would be pro rated for 2008.
     Edward J. Whalen. Mr. Whalen’s employment agreement, dated as of December 20, 2004, provided for his employment as the Company’s Senior Vice President, Marketing and Sales for an initial term of three years. At the conclusion of the initial three-year period, it automatically extended for one-year periods. Mr. Whalen’s annual base salary was $300,000 in 2007 and it was increased to $310,000 in 2008. Mr. Whalen also was entitled under the agreement to participate in all management incentive plans, and to receive all benefits under any employee benefit plan, arrangement or perquisite made available to executive employees. The agreement terminated with Mr. Whalen’s retirement on September 1, 2008.
     On January 25, 2007, the Company entered into a retention agreement with Mr. Whalen in order to ensure his continued service while the Company transitioned to a new President and Chief Executive Officer. Pursuant to the agreement, the Company awarded Mr. Whalen 7,000 shares of restricted common stock of the Company, which vested on April 30, 2008. Mr. Whalen’s retention agreement also provided that if he received his retention bonus under that agreement and terminated his employment with the Company for any reason before December 31, 2008, his 2008 annual bonus would be pro rated for 2008.
2005 Long Term Incentive Plan
     The Company adopted the LTIP in April 2005, effective upon the closing of our initial public offering on April 11, 2005. Under the LTIP, the Company may grant to NEOs and other eligible employees cash incentive awards, stock options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards.

Annual Cash Incentive Program
     In 2008, the compensation committee approved a new annual cash incentive program to replace the Salaried Bonus Plan. Under the new program, each of the NEOs is eligible to receive a grant of performance units based on the level of achievement with respect to the following performance metrics: (i) a corporate-wide performance goal, RONA; (ii) function/team performance goals; and (iii) individual performance goals. These performance metrics are weighted 50%, 25% and 25%, respectively. The new incentive program is designed to provide a link to the Company’s goals and objectives in addition to RONA. The number of performance units granted determines the NEO’s cash incentive award. In 2008, the CEO’s target cash incentive award was 80% of annual base salary and each other NEO’s target cash incentive award was 40% of annual base salary. Under the new program, the NEOs can receive 0% to 150% of the target cash incentive award.
Grants of Plan-Based Awards for the Year Ended December 31, 2008

					All Other	All Other
					Stock	Option		Grant
		Estimated Future Payouts Under			Awards:	Awards:	Exercise	Date Fair
		Non-Equity Incentive Plan			Number of	Number of	or Base	Value of
		Awards[1]			Shares or	Securities	Price of	Stock and
		Thres-		Max-	Units of	Underlying	Option	Option
	Grant	hold	Target	imum	Stock[2]	Options[3]	Awards	Awards[4]
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Christian B. Ragot	1/1/08	126,500	506,000	759,000	—	—	—	—
	1/13/08	—	—	—	12,450	79,060	30.47	1,356,533
Kevin P. Bagby	1/1/08	26,702	106,809	160,214	—	—	—	—
	1/13/08	—	—	—	4,260	27,020	30.47	463,769
Edward J. Whalen	1/1/08	20,667	82,667	124,000	—	—	—	—
	1/13/08	—	—	—	2,180	13,840	30.47	237,487
Laurence M. Trusdell	1/1/08	27,478	109,913	164,870	—	—	—	—
	1/13/08	—	—	—	2,500	15,820	30.47	271,710
Charles J. Magolske	1/1/08	22,880	91,520	137,280	—	—	—	—
	1/13/08	—	—	—	1,980	12,520	30.47	215,078
Nicholas J. Matthews	1/10/08	24,374	97,497	146,245	—	—	—	—
	1/10/08	—	—	—	11,500	—	—	345,920
	1/13/08	—	—	—	1,870	11,860	30.47	203,569

[1]	Represents estimated payouts under the Company’s annual cash incentive program.

[2]	Represents restricted stock awards made under the LTIP.

[3]	Represents stock option awards made under the LTIP.

[4]	Represents grant date “fair value” of restricted stock and option awards computed in accordance with SFAS 123(R). Assumptions underlying the SFAS 123(R) valuations are set out in footnotes 3 and 4 to the Summary Compensation Table above.
     Supplemental Narrative to Grants of Plan-Based Awards Table
     Awards of restricted stock are made by the compensation committee under the LTIP. An NEO who is granted a restricted stock award receives certain shareholder rights with respect to the unvested stock, including the rights to vote and receive dividends. Awards vest in three annual installments of equal size beginning on the first anniversary of the award date, provided that the NEO is continuously employed by the Company until each respective vesting date. Unvested restricted stock would become fully vested upon a Change in Control (as defined in the LTIP). If the NEO’s employment with the Company terminates, all unvested shares are forfeited and the NEO forfeits his shareholder rights with respect to the forfeited shares.
     Awards of stock options are also made by the compensation committee under the LTIP. The exercise price for the options is based on the closing price of the Company’s stock on the last trading day preceding the award date. The options are non-qualified options for federal income tax purposes. As with restricted stock awards, stock option awards vest in three annual installments of equal size beginning on the first anniversary of the award date, provided that the NEO is continuously employed by the Company until each respective vesting date. Options expire on the tenth anniversary of the award date. Unvested option awards would become fully vested upon a Change in Control (as defined in the LTIP). If the NEO’s employment with the Company terminates prior to the final vesting of the award, all unexercised options are forfeited unless the termination is due to the NEO’s death, disability or retirement, in which case vested options may be exercised until the earlier of the first anniversary of the termination date or the option expiration date.
Outstanding Equity Awards at 2008 Fiscal Year-End

Option Awards					Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or		Market Value
	Underlying	Underlying			Units of		of Shares or
	Unexercised	Unexercised	Option		Stock That		Units of Stock
	Options	Options	Exercise	Option	Have Not		That Have Not
	(#)	(#)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable[1]	($)	Date	(#)		($)[2]
Christian B. Ragot	—	79,060 (a)	$30.47	1/13/2018	—		—
	—	—	—	—	12,450	(a)	$227,463
	—	—	—	—	26,667	(b)	$487,206
Laurence M. Trusdell	—	15,820 (a)	$30.47	1/13/2018	—		—
	—	—	—	—	2,500	(a)	$45,675
	—	—	—	—	4,333	(c)	$75,164
Charles J. Magolske	—	12,520 (a)	$30.47	1/13/2018	—		—
	—	—	—	—	1,980	(a)	$36,174
	—	—	—	—	3,334	(d)	$60,912
Nicholas J. Matthews	—	11,860 (a)	$30.47	1/13/2018	—		—
	—	—	—	—	11,500	(e)	$210,105
	—	—	—	—	1,870	(a)	$34,164

[1]	Nonvested option awards are disclosed in the table as unexercisable.

[2]	Market value of unvested shares of restricted stock based on market closing price of the Company’s common stock on the Nasdaq Global Market of $18.27 on December 31, 2008.

a.	Restricted stock award vesting in three equal annual installments beginning on January 13, 2009.

b.	Restricted stock award vesting in two equal annual installments beginning on January 29, 2009.

c.	Restricted stock award vesting in two equal annual installments beginning on June 11, 2009.

d.	Restricted stock award vesting in two equal annual installments beginning on May 1, 2009.

e.	Restricted stock award vesting in five equal annual installments beginning on January 10, 2009.

Option Exercises and Stock Vested for the Year Ended December 31, 2008

	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired on		Shares
	Exercise	Value Realized	Acquired on	Value Realized
Name	(#)	on Exercise ($)	Vesting (#)	on Vesting ($)
Christian B. Ragot	—	—	13,333	487,188
Kevin P. Bagby	21,987	151,381	5,000	194,750
Edward J. Whalen	32,981	615,755	7,000	272,650
Laurence M. Trusdell	—	—	2,167	89,714
Charles J. Magolske	—	—	3,499	125,059
Nicholas J. Matthews	—	—	—	—
Pension Benefits at December 31, 2008

			Present Value of
		Number of Years	Accumulated	Payments During Last
Name	Plan	Credited Service[2]	Benefit[3]	Fiscal Year
(a)	Name[1]	(#)	($)	($)
Christian B. Ragot [4]	—	—	—	—
Kevin P. Bagby [5]	JAC Nonrepresented Salaried Pension Plan	3.9	$0	—
Edward J. Whalen [5]	JAC Nonrepresented Salaried Pension Plan	16.7	393,846	3,204
Laurence M. Trusdell [4]	—	—	—	—
Charles J. Magolske [5]	JAC Nonrepresented Salaried Pension Plan	7.0	70,060	—
Nicholas J. Matthews [4]	—	—	—	—

[1]	The Company does not maintain a non-qualified or supplemental pension plan that provides benefits in excess of the limitations set forth in Code Sections 415 and 401(a)(17).

[2]	Years of credited service as of the same pension plan measurement date used for financial statement reporting purposes with respect to the fiscal year’s audited financial statements. The number of years shown is the actual service for each of the executives. The Company does not give credit for additional years of service to executives for any reason.

[3]	The actuarial present value calculated as of the same pension plan measurement date used for financial statement reporting purposes with respect to the fiscal year’s audited financial statements, as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

[4]	Messrs. Ragot, Trusdell and Matthews are not eligible to participate in the Pension Plan because they were hired after 2004.

[5]	Messrs. Whalen and Magolske are fully vested in their accrued benefits under the Pension Plan. Mr. Bagby terminated his employment with the Company before becoming vested under the Pension Plan.

     Supplemental Narrative to Pension Benefits Table
     The Company maintains the Johnstown America Corporation Salaried Pension Plan (the “Pension Plan”) for the benefit of its eligible salaried employees. The Pension Plan is a tax-qualified defined benefit pension plan. Benefits provided under the Pension Plan are limited by Code Sections 415 and 401(a)(17). Code Section 415 limits the benefit amount payable from the plan based on the pensioner’s service, pay, and a dollar amount cap that is indexed. Code Section 401(a)(17) limits the pensionable earnings that may be used to determine the pension benefit amount. All salaried employees of Johnstown America Corporation and JAC Operations, Inc. hired prior to January 1, 2005 who are not members of any collective bargaining unit and who have attained age 21 and completed at least one year of service with the Company are eligible to participate in the Pension Plan. A participant must complete at least five years of service with the Company to be vested under the Pension Plan. Eligibility for normal retirement is at age 65.
     Subject to the Code limits noted above, the Pension Plan’s normal retirement payment and benefit formula is the maximum of (a), (b) and (c), minus (d) and (e), as follows:
(a)	1.35% times average monthly earnings (defined as: the highest 60 consecutive months of earnings out of the last 120 months divided by 60) times years of service. Earnings are defined as the participant’s W-2 pay plus Code Section 401(k) and Code Section 125 deferrals, minus bonus, overtime, expense reimbursements, moving expenses, salary gross-up payments, and imputed income. Service is determined as elapsed time measured on years and months since last hiring date, and includes service with Bethlehem Steel Corporation. For active participants who had 25 years of service on November 1, 1991, an extra month of service is credited for every month of service earned between November 1, 1991 and October 31, 1994.

(b)	($40.00 times years of service before May 2005) plus ($50.00 times years of service after April 2005).

(c)	1.05 times (1.60% of average monthly earnings times years of service) minus (0.475% of Social Security covered compensation times years of service (maximum 35 years)). Covered compensation offset begins at age 62.

(d)	Accrued monthly benefit from Bethlehem Steel Corporation pension plans for service prior to October 28, 1991.

(e)	Accrued monthly benefit from Transportation Technologies pension plans for service prior to June 4, 1999.
     The Pension Plan also provides a special payment for early and normal retirees with at least 10 years of service with the Company (and replaces the first three monthly pension benefit payments) as follows: nine weeks of base pay plus remaining unused vacation in the year of retirement.
     Eligibility for early unreduced retirement is at age 62 and 15 years of service, or at any age with 30 years of service. A participant can take early reduced retirement after age 60 with 15 years of service, subject to a reduction for early commencement of 16.18% at age 60 and 8.55% at age 61.
     The normal form of benefit is a life annuity. If the participant is married and receives payments in the form of a joint and survivor annuity, or otherwise elects another form of benefit under the Pension Plan, the amount of monthly benefits payable to the participant would be reduced to reflect the actuarially increased cost of providing such other benefit forms.
Nonqualified Deferred Compensation for the Year Ended December 31, 2008
The Company does not make available a non-qualified deferred compensation plan for its NEOs or other employees.

Potential Payments upon Termination or Change in Control
     This section describes and quantifies potential payments that may be made to each NEO at, following, or in connection with the resignation, severance, retirement, or other termination of the NEO or a change of control of the Company. These benefits are in addition to benefits generally available to salaried employees.
     The potential payments described below are estimates only. As such, the potential payments do not necessarily reflect the actual amounts that would be paid to each NEO, which would be known only at the time the NEO becomes eligible for payment due to a termination of employment or change in control. The following tables reflect potential amounts that could be payable to each NEO if a change in control or the indicated termination of employment occurred at December 31, 2008.
     Mr. Bagby terminated his employment with the Company effective November 3, 2008 and was not eligible to receive severance benefits given his voluntary separation from the Company other than the pro rata 2008 annual bonus described in footnote 7 to the Summary Compensation Table. Mr. Whalen retired from the Company thus terminating his employment effective September 1, 2008 and was not eligible to receive severance benefits given his voluntary separation from the Company other than the pro rata 2008 annual bonus described in footnote 7 to the Summary Compensation Table.
     Mr. Ragot
     If the Company terminates Mr. Ragot’s employment without Cause (as defined in the employment agreement) or Mr. Ragot terminates his employment for Good Reason (as defined in the employment agreement), or if the Company fails to renew Mr. Ragot’s employment agreement, then the Company will provide the following payments and benefits to Mr. Ragot: (i) base salary for 24 months (or 12 months in the case of a non-renewal of the employment agreement) following the date of termination; (ii) two payments to Mr. Ragot (one in the case of a non-renewal of the employment agreement), each equal to the greater of (a) Mr. Ragot’s “target” bonus for the year of termination or (b) the bonus paid to Mr. Ragot for the year prior to the year of termination, with the first payment made on the first March 15 following the termination of Mr. Ragot’s employment and the second payment made on the second March 15 following the termination of Mr. Ragot’s employment; and (iii) continued participation in the Company’s group health benefit plan by Mr. Ragot and such members of his family who participated in the group health plan at the time of his employment’s termination, for a period of 24 months (or 12 months in the case of a non-renewal of the employment agreement), at the same costs and coverage levels as applicable to active employees of the Company.
     Mr. Ragot has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-compete restrictions that apply for two years following termination of his employment (except that if Mr. Ragot’s employment agreement were not renewed by the Company, then such non-solicitation and non-compete restrictions would not apply).
     Under the terms of the LTIP and his restricted stock and stock option agreements, Mr. Ragot’s unvested restricted stock and stock options would become fully vested upon a “Change in Control” (as defined under the LTIP).
     Summarized below are the potential payments and benefits payable by the Company to Mr. Ragot at, following, or in connection with the indicated termination of employment or change in control as of December 31, 2008:

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL — MR. RAGOT

Executive Benefits		Change in	Change in
and Payments Upon		Control —	Control —	Termination	Company’s
Change in Control or	Change in	Termination	Termination	without Cause	Non-
Termination of	Control — No	without	for Good	or for Good	renewal of the
Employment	Termination[1]	Cause[1]	Reason[1]	Reason[2]	Agreement[3]	Death	Disability
Compensation:
Base Salary	—	$1,280,000	$1,280,000	$1,280,000	$640,000	—	—
Incentive Compensation	—	$1,391,500	$1,391,500	$1,391,500	$695,750	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	$714,668	$714,668	$714,668	—	—	—	—

Benefits and Perquisites:
Continuing benefits[4]	—	$25,275	$25,275	$25,275	$12,638	—	—

Total:	$714,668	$3,411,443	$3,411,443	$2,696,775	$1,348,388	—	—

[1]	In the event of a Change in Control, Mr. Ragot becomes fully vested in his restricted stock and stock option awards.

[2]	In the event that the Company terminates Mr. Ragot without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits described in the table above.

[3]	In the event that the Company fails to renew Mr. Ragot’s employment agreement, the Company will pay the severance and benefits described in the table above.

[4]	In the event that the Company terminates Mr. Ragot without “Cause” or if he terminates his employment agreement for “Good Reason,” Mr. Ragot will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination for a period of 24 months at the same costs and coverage levels as applicable to active employees of the Company (or 12 months in the case of non-renewal by the Company of Mr. Ragot’s employment agreement).
     Messrs. Magolske, Matthews and Trusdell
     Each of our employment agreements with Messrs. Magolske, Matthews and Trusdell provides for employment for an initial term of three years, which automatically extends for one-year periods until terminated prior to the end of the term by either party upon 90 days’ notice. Upon a “Change in Control” (as defined in each employment agreement), the agreement will automatically be extended to at least the second anniversary of such Change in Control.
     If the Company terminates the employment of any of Messrs. Magolske, Matthews or Trusdell without Cause, or if any of them terminates his employment for Good Reason (each as defined in his employment agreement), then the Company will provide the following payments and benefits to him: (i) base salary for 12 months following the date of termination (or 24 months for Mr. Trusdell for a termination for Good Reason following a Change in Control); (ii) one payment equal to his “target” bonus for the year of termination (or one payment equal to two times his “target” bonus for the year of termination for Mr. Trusdell for a termination for Good Reason following a Change in Control); and (iii) continued participation in the Company’s group health benefit plan by him, and such members of his family who participated in the group health plan at the time of his termination, for a period of 12 months (or 24 months for Mr. Trusdell for a termination for Good Reason following a Change in Control) at the same costs and coverage levels as applicable to active employees of the Company.

     Each of Messrs. Magolske, Matthews and Trusdell has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for one year following termination of employment.
     Under the terms of the LTIP and the restricted stock and stock option agreements of Messrs. Magolske, Matthews and Trusdell, unvested restricted stock and stock options would become fully vested upon a Change in Control (as defined under the LTIP).
     Summarized below are the potential payments and benefits payable by the Company to Messrs. Magolske, Matthews and Trusdell, respectively, at, following, or in connection with the indicated termination of employment or change in control as of December 31, 2008:
POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL — MR. MAGOLSKE

		Change in	Change in
Executive Benefits and		Control —	Control —	Termination
Payments Upon Change in	Change in	Termination	Termination	without Cause
Control or Termination of	Control — No	without	for Good	or for Good
Employment	Termination[1]	Cause[1]	Reason[1]	Reason[2]	Death	Disability
Compensation:
Base Salary	—	$228,800	$228,800	$228,800	—	—
Incentive Compensation	—	$91,520	$91,520	$91,520	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	$97,087	$97,087	$97,087	—	—	—

Benefits and Perquisites:
Continuing Benefits[3]	—	$12,638	$12,638	$12,638	—	—

Total:	$97,087	$430,045	$430,045	$332,958	—	—

[1]	In the event of a “Change in Control,” Mr. Magolske becomes fully vested in his outstanding restricted stock and stock option awards.

[2]	In the event that the Company terminates Mr. Magolske’s employment without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits described in the table above.

[3]	In the event the Company terminates Mr. Magolske’s employment without “Cause” or if he terminates his employment agreement for “Good Reason,” Mr. Magolske will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL — MR. MATTHEWS

		Change in	Change in
Executive Benefits and		Control —	Control —	Termination
Payments Upon Change in	Change in	Termination	Termination	without Cause
Control or Termination of	Control — No	without	for Good	or for Good
Employment	Termination[1]	Cause[1]	Reason[1]	Reason[2]	Death	Disability
Compensation:
Base Salary	—	$257,500	$257,500	$257,500	—	—
Incentive Compensation	—	$103,000	$103,000	$103,000	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	$244,270	$244,270	$244,270	—	—	—

Benefits and Perquisites:
Continuing Benefits[3]	—	$12,638	$12,638	$12,638	—	—

Total:	$244,270	$617,408	$617,408	$373,138	—	—

[1]	In the event of a “Change in Control,” Mr. Matthews becomes fully vested in his outstanding restricted stock and stock option awards.

[2]	In the event that the Company terminates Mr. Matthews’ employment without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits described in the table above.

[3]	In the event the Company terminates Mr. Matthews’ employment without “Cause” or if he terminates his employment agreement for “Good Reason,” Mr. Matthews will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination, for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company.
POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL — MR. TRUSDELL

		Change in	Change in
Executive Benefits and		Control —	Control —	Termination
Payments Upon Change in	Change in	Termination	Termination	without Cause
Control or Termination of	Control — No	without	for Good	or for Good
Employment	Termination[1]	Cause[1]	Reason[1]	Reason[2]	Death	Disability
Compensation:
Base Salary	—	$278,200	$556,400	$278,200	—	—
Incentive Compensation	—	$111,280	$222,560	$111,280	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	$124,839	$124,839	$124,839	—	—	—

Benefits and Perquisites:
Continuing Benefits[3]	—	$12,638	$25,275	$12,638	—	—

Total:	$124,839	$526,957	$929,074	$402,118	—	—

[1]	In the event of a “Change in Control,” Mr. Trusdell becomes fully vested in his outstanding restricted stock and stock option awards.

[2]	In the event that the Company terminates Mr. Trusdell without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits described in the table above.

[3]	In the event the Company terminates Mr. Trusdell without “Cause” or if he terminates his employment agreement for “Good Reason,” Mr. Trusdell will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination, for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company (or 24 months for a “Good Reason” termination following a “Change in Control”)
Compensation Committee Report
     The Compensation Committee of the Board (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with the Company’s management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, portions of which, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2008.
Thomas A. Madden, Chairman
William D. Gehl
Robert N. Tidball
2008 DIRECTOR COMPENSATION TABLE

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)[1]	($)[2]	($)	($)
James D. Cirar	61,000	45,002	12,500 [3]	118,502
Thomas M. Fitzpatrick	110,000	45,002	—	155,002
William D. Gehl	62,000	45,002	—	107,022
Thomas A. Madden	84,000	45,002	—	129,002
S. Carl Soderstrom, Jr.	73,000	45,002	—	118,002
Robert N. Tidball	89,000	45,002	—	134,002

1	Includes the following annual retainer fees, board of directors and committee meeting attendance fees, and committee chairmanship fees:

	Mr. Cirar	Mr. Fitzpatrick	Mr. Gehl	Mr. Madden	Mr. Soderstrom	Mr. Tidball

Retainer	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000

Chairmanship	$5,000	$65,000	—	$10,000	$15,000	$5,000

Attendance	$26,000	$15,000	$32,000	$44,000	$28,000	$54,000

Total	$61,000	$110,000	$62,000	$84,000	$73,000	$89,000

[2]	Represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the 2008 fiscal year in accordance with SFAS 123(R) based on the grant date fair value of the award using the average of the high and low stock trading prices for the Company’s common stock as reported by the Nasdaq Global Market.

[3]	Mr. Cirar received $12,500 in 2008 pursuant to a consulting agreement with the Company.
The grant date fair value of restricted stock awards made to directors in 2008 and the aggregate holdings of stock awards at December 31, 2008 are as follows:

	Grant Date Fair Value	Aggregate Holdings of
Director	of 2008 Awards	Stock Awards
James D. Cirar	$44,993	3,039 shares
Thomas M. Fitzpatrick	$44,993	2,655 shares
William D. Gehl	$44,993	2,177 shares
Thomas A. Madden	$44,993	2,655 shares
S. Carl Soderstrom, Jr.	$44,993	3,039 shares
Robert N. Tidball	$44,993	3,039 shares
     General Description of Director Compensation
     We reimburse directors for expenses incurred in connection with attendance at board and committee meetings. We compensate each of our independent directors as follows: $30,000 as an annual retainer; $1,000 for board meeting attendance; $1,000 for committee meeting attendance; $15,000 annual compensation for the chairperson of the audit committee; $5,000 annual compensation for the chairperson of any other committee; and an annual restricted stock award of $45,000. The annual fee for the non-executive Chairman of the Board is $65,000. We also have adopted customary expense reimbursement and related policies for all directors. The Company does not provide any incentive based non-equity compensation to directors and does not maintain a defined benefit or actuarial pension plan or a deferred compensation plan for directors.
     Stock Ownership Requirements
     The board of directors expects that each non-executive director will maintain Company stock holdings at least equal to the aggregate number of shares (including options or shares granted but not vested) that the Company has awarded to the non-executive director during the three-year period ending on any given date of determination. The director may reduce the amount of stock holdings by the number of shares the director has applied directly to the payments of taxes on such awards. Company stock holdings that count towards meeting ownership requirements include: (a) shares owned outright or in trust; and (b) stock options, restricted stock or restricted stock units, including options or shares granted but not vested. If a director consistently fails to comply with the stock ownership requirements, the compensation committee will take such actions as it deems appropriate, including, but not limited to allocating an additional amount of the director’s annual compensation to the purchase of stock in accordance with the program or reducing future equity compensation awards.
     Registration Rights Agreement
     We entered into a registration rights agreement, dated as of April 11, 2005, with substantially all of our stockholders as of immediately prior to the completion of our initial public offering. The stockholders that are party to the registration rights agreement had the right to require us, subject to certain terms and conditions, to register their shares of our common stock under the Securities Act of 1933, as amended, at any time. The selling stockholders in our secondary offering exercised their demand registration rights to require us, subject to certain terms and conditions, to register their shares of our common stock under the Securities Act of 1933, as amended. We and certain of our stockholders remain party to the registration rights agreement.

     Consulting agreement with James D. Cirar
     In June 1999, we and certain of our subsidiaries entered into a consulting agreement with James D. Cirar, one of our directors, which provides that Mr. Cirar will provide the Company with consulting services on all matters relating to our business and that of our subsidiaries and will serve as a member of our board of directors. The agreement provides for a consulting fee of $50,000 per year. We amended the consulting agreement to provide for termination of the agreement following our payment to Mr. Cirar of $50,000 per year in the three years following the completion of our initial public offering. In April 2008, the consulting agreement with Mr. Cirar terminated in accordance with its terms.
EQUITY COMPENSATION PLAN INFORMATION
     This table contains information as of December 31, 2008 about FreightCar America’s equity compensation plans, all of which have been approved by FreightCar America’s stockholders.

Number of common
shares remaining
available for future
	Number of common				issuance under equity
	shares to be issued upon		Weighted-average		compensation plans
	exercise of outstanding		exercise price of		(excluding common
	options, warrants and		outstanding options,		shares reflected in the
	rights		warrants and rights		first column)
Equity compensation plans approved by shareholders	238,014	(1)	$35.18	(2)	1,074,280	(3)

Equity compensation plans not approved by shareholders	-0-		N/A		-0-

Total	238,014		$35.18		1,074,280

(1)	Includes an aggregate of 78,774 restricted shares that were not vested as of December 31, 2008.

(2)	Weighted-average exercise price of outstanding options excludes restricted shares.

(3)	Represents shares of common stock authorized for issuance under the LTIP in connection with awards of stock options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards.
FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE REPORT
Fees Billed by Independent Registered Public Accounting Firm
     The audit committee has adopted a pre-approval policy pursuant to which it must pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services and tax services. Under the policy, the audit committee may delegate the authority to pre-approve any audit or non-audit services to be provided by our independent registered public accounting firm to one or more of its members. The pre-approval of services by a member of the audit committee pursuant to this delegated authority, if any, must be reported at the next meeting of the audit committee.
     From time to time, the audit committee may pre-approve specified types of services that are expected to be provided by our independent registered public accounting firm. Unless the audit committee determines otherwise, the term for any service pre-approved by the audit committee is twelve months from the date of pre-approval. Any pre-approval must set forth in detail the particular service or type of services to be provided and is generally subject to a specific cost limit. Any services that exceed these cost limits require specific approval by the audit committee.

The audit committee may periodically review and, as necessary, revise the list of pre-approved services based on subsequent determinations.
     The following table presents fees for audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte entities”) for the audit of our annual financial statements for the fiscal years ended December 31, 2008 and 2007, and fees billed for other services rendered by the Deloitte entities during those periods.

	Fiscal Year Ended	Fiscal Year Ended
Fees	December 31, 2008	December 31, 2007
Audit Fees[1]	$777,632	$827,072
Audit-Related Fees[2]	57,203	88,995
Tax Fees[3]	—	—

Total	$834,835	$916,067

[1]	Audit Fees include fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.

[2]	Audit-Related Fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our annual consolidated financial statements and not reported under “Audit Fees.” For 2008, Audit-Related Fees include fees for employee benefit plan audits. For 2007, Audit-Related Fees include fees for employee benefit plan audits and fees related to implementation of new accounting pronouncements.

[3]	Tax Fees include fees billed or expected to be billed for services performed related to tax compliance, tax advice and tax planning. There were no Tax Fees billed or expected to be billed in 2008 or 2007.
     During fiscal years 2008 and 2007, the audit committee pre-approved 100% of all audit-related, tax and other services provided to us by Deloitte & Touche LLP in accordance with the pre-approval policy described above pursuant to applicable laws and regulations.
Report of the Audit Committee
     The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.
     The audit committee is currently comprised of Messrs. Soderstrom, Tidball, Madden and Gehl. Our board of directors has determined that each member of the audit committee meets the independence requirements under the listing standards of the Nasdaq Global Market, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission. The committee operates under a written charter that was adopted by our board of directors.
     The committee oversees our accounting and financial reporting process on behalf of our board of directors. Management has the primary responsibility for the preparation of our financial statements and the disclosure and financial reporting process, including establishing a system of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, the audited financial statements as of and for the year ended December 31, 2008. Deloitte & Touche LLP is responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles.

     The committee has discussed and reviewed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), which includes, among other things, matters related to the conduct of the audit of our financial statements. The committee has also received from Deloitte & Touche LLP the written disclosures and letters describing the relationships between Deloitte & Touche LLP and us that might bear on the independence of Deloitte & Touche LLP consistent with and required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.
     In reliance on the reviews and discussions referred to above, the committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The committee and our board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.
     Respectfully submitted by the audit committee,
S. Carl Soderstrom, Jr., Chairman
William D. Gehl
Thomas A. Madden
Robert N. Tidball
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our audit committee is responsible for the review of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. There were no related-person transactions during 2008.
2010 ANNUAL MEETING OF STOCKHOLDERS
     We expect that our 2010 annual meeting of stockholders will be held within 30 days of May 13, 2010, which will be the first anniversary of the upcoming annual meeting. Subject to certain exceptions set forth in our by-laws, proposals of stockholders intended for inclusion in the proxy statement for our 2010 annual meeting of stockholders must be received by our Secretary at our principal executive offices (currently at Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606) by December 9, 2009. If a stockholder intends to present a proposal at the 2010 annual meeting of stockholders, but not to have such proposal included in our proxy statement relating to that meeting, such proposal must be received by our Secretary not earlier than January 13, 2010 and not later than February 12, 2010. Such proposals must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.
“HOUSEHOLDING” OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.
     A number of brokers with accountholders who are stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.
     Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a written request to our transfer agent, National City Bank, Corporate Trust Operations, Locator 5352, P.O. Box 92301, Cleveland, Ohio 44197-1200.

By Order of the Board of Directors FreightCar America, Inc.
/s/ Laurence M. Trusdell
LAURENCE M. TRUSDELL
General Counsel and Corporate Secretary

FREIGHTCAR AMERICA, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2009
University Club of Chicago
76 East Monroe Street
Chicago, Illinois 60603
10:00 a.m. (local time)
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2009:
Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2008 are available at: www.railproxy.info
Proxy card must be signed and dated on the reverse side.
ê  DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL  ê

FREIGHTCAR AMERICA, INC.	PROXY
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL,” WITH RESPECT TO THE ELECTION OF THE CLASS I DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.
The Board of Directors Recommends a Vote of “FOR ALL” with respect to Proposal 1.
1.	Election of Class I directors:

	Nominees:	James D. Cirar S. Carl Soderstrom, Jr. Robert N. Tidball	❑ FOR ALL ❑ WITHHOLD ALL ❑ FOR ALL EXCEPT

Instruction: To withhold authority to vote for any director nominee(s), mark “For All Except” and write that nominee’s name in the space provided below:

The Board of Directors Recommends a Vote “FOR” Proposal 2.
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009:
❑  FOR                ❑  AGAINST                ❑  ABSTAIN
❑	Please check here if you plan to attend the Annual Meeting of Stockholders.
Address Changes/Comments:

(Continued and to be dated and signed on the reverse side.)

c/o National City Bank
Shareholder Services Operations
Locator 5352
P.O. Box 94509
Cleveland, OH 44101-4509

Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253
Vote by Fax
Please mark, sign and date your proxy card and fax it to:
1-412-299-9191

Proxy card must be signed and dated below.
ê  DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL  ê

FREIGHTCAR AMERICA, INC.	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FREIGHTCAR AMERICA, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2009 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
The undersigned hereby appoints Christian B. Ragot, Christopher L. Nagel and Laurence M. Trusdell, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of FreightCar America, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time) on May 13, 2009 at the University Club of Chicago, 76 East Monroe Street, Chicago, Illinois 60603, and at any postponement(s) or adjournment(s) thereof and, in such proxies’ discretion, to vote upon such other business as may properly come before the meeting, and at any postponement(s) or adjournment(s) thereof, as set forth in the related Notice of Annual Meeting and Proxy Statement, the receipt of which is hereby acknowledged. The undersigned hereby revokes all prior proxies given by the undersigned to vote at said meeting and any adjournment(s) or postponement(s) thereof.
This proxy card is valid only when signed and dated.

Date:	, 2009
Signature:
Signature:
Please sign this proxy exactly as your name appears on
the proxy. If held in joint tenancy, all persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, limited liability company or or other similar entity, please sign in such entity’s name by please mark, sign, and date this proxy and return promptly using the enclosed postage-paid envelope.